SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    ☒

Filed by a party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Tidewater Inc.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

TIDEWATER INC.

6002 Rogerdale Road, Suite 600

Houston, Texas 77072

March 22, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Tidewater Inc. to be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas, on May 1, 2018 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present at the meeting to respond to your questions.

This year, we are once again giving certain stockholders the option of receiving their proxy materials electronically. The Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by email. In accordance with these rules, beginning on or about March 22, 2018, we began mailing a Notice of Internet Availability of Proxy Materials to certain stockholders and made our proxy materials available online. As discussed in greater detail below, the Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials online as well as how to vote by telephone, online or in person at the annual meeting. Most stockholders will not receive printed copies of the proxy materials unless requested.

You are requested to vote by proxy as promptly as possible. You may vote by telephone or online, or, if you have received a paper copy of our proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

THOMAS R. BATES, JR.

Chairman of the Board

TIDEWATER INC.

6002 Rogerdale Road, Suite 600

Houston, Texas 77072

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2018 Annual Meeting of Stockholders of Tidewater Inc. (the “company”) will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas, on May 1, 2018 at 10:00 a.m., Central Time, for the following purposes:

•	to elect seven (7) directors, each for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to approve, on an advisory basis, the frequency of a stockholder advisory vote on executive compensation (the “say-on-frequency” vote);

•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2018; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 9, 2018 are entitled to notice of, and to vote at, the 2018 annual meeting. Our board of directors unanimously recommends that you vote FOR each of the seven (7) director nominees, FOR approval of our executive compensation, in favor of holding a say-on-pay vote every ONE year, and FOR ratification of our selection of Deloitte & Touche LLP as our auditors.

Your vote is important. If you are unable to attend the meeting in person and wish to have your shares voted, you may vote by telephone or online, or, if you have received a paper copy of our proxy materials, by completing, dating, and signing the enclosed proxy card and returning it in the accompanying envelope as promptly as possible. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2018 annual meeting, by timely delivering a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

Houston, Texas

March 22, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 1, 2018.

This proxy statement and our 2017 transition report

on Form 10-KT are available at www.proxyvote.com

REQUIREMENTS FOR ATTENDING THE ANNUAL MEETING IN PERSON

If you plan to attend the annual meeting in person, please bring the following:

1.	proper personal identification (preferably a current driver’s license); and

2.	acceptable proof of ownership if your shares are held for you by a broker, bank, or other nominee (in “street name”).

If your shares are held in street name, we will accept, as proof of your ownership of those shares, either an account statement or a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has produced acceptable proof of ownership.

If you need directions to the annual meeting, please contact us at (713) 470-5300.

TIDEWATER INC.

6002 Rogerdale Road, Suite 600

Houston, Texas 77072

PROXY STATEMENT

INTRODUCTION

As previously reported, on September 12, 2017, our board of directors (our “board”) approved a change in our fiscal year to a calendar year-end, effective following a nine-month transition period from April 1, 2017 to December 31, 2017. Throughout this proxy statement, we refer to this nine-month transition period as the “2017 transition period.” In addition, consistent with past disclosure, we refer to the period April 1, 2016 – March 31, 2017 as “fiscal 2017” and the period from April 1, 2015 – March 31, 2016 as “fiscal 2016.” Our fiscal 2018 will span the full twelve months from January 1 through December 31, 2018.

Although our 2017 transition period spanned only nine months, it was a transformational one in our company’s history. On May 17, 2017, we and certain of our subsidiaries filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court in the District of Delaware. We emerged from bankruptcy on July 31, 2017 (the “Effective Date”) in accordance with the terms of a prepackaged plan of reorganization (as modified and then confirmed by the bankruptcy court, the “Restructuring Plan”). Among other things, the Restructuring Plan fulfilled the terms and conditions of a Restructuring Support Agreement (the “RSA”) between us, certain of our subsidiaries, and a very high percentage of our pre-bankruptcy lenders and noteholders. We refer to this transaction as the “Restructuring.”

As described in greater detail in this proxy statement, the Restructuring had a significant impact on the composition of our board, our stockholder base, and certain compensation arrangements with our executive officers.

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement, but does not contain all of the information that you should consider before voting your shares. We recommend that you read the entire proxy statement carefully before voting. For complete information regarding the 2018 annual meeting of stockholders, the proposals to be voted on at the annual meeting, and our company’s performance during the 2017 transition period, please review the entire proxy statement and our Transition Report on Form 10-KT for the period ended December 31, 2017. These materials are being made available to stockholders on or about March 22, 2018.

2018 Annual Meeting of Stockholders

Time and Date:    10:00 a.m., Central Time, Tuesday, May 1, 2018

Place:    The Houstonian, 111 North Post Oak Lane, Houston, Texas

Record Date:    March 9, 2018

Voting:    Only stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.

2017 Transition Period Performance Highlights (page 30)

•	One of the Best Safety Performances in Company History.

We had one of the best safety performances in our history, with a Total Recordable Incident Rate (“TRIR”) of 0.13 per 200,000 hours worked, and we only had one lost time accident in the 2017 transition period. Our record safety performance positively impacted our financial results, contributing to significant reductions in our insurance and loss reserves in the 2017 transition period. We also believe that our strong safety record gives us a competitive advantage, both in retaining existing business and competing for new contracts.

•	Successful Completion of the Restructuring.

We emerged from bankruptcy on the Effective Date in accordance with the terms of the Restructuring Plan, eliminating approximately $1.6 billion in debt and reducing approximately $73 million annually in interest and operating lease expenses. As a result of the Restructuring, we have a substantially deleveraged balance sheet and a solid financial foundation.

•	Cost Reduction Initiatives Continue to Improve Cash Flow Provided by Operations.

Although we still face a challenging operating environment in the global offshore supply vessel industry, throughout the 2017 transition period and into 2018, we continue to implement cost reduction initiatives to regularly improve our cash flow position. These initiatives include reductions of vessel operating costs, reductions in world-wide staffing levels, reductions in executive compensation and salaries company-wide, consolidations of certain international offices, changes to our insurance program, improved management of vessel repair and maintenance, and other cost control measures.

•	Low Capital Expenditures and Reduced New Vessel Commitments.

Based on the successful resolution of disputes with certain shipyards during the 2017 transition period and prior years, as well as the reduction in new vessel commitments, our capital expenditures for new vessel commitments for the 2017 transition period were $6.8 million and our capital expenditures for new vessel commitments for fiscal 2018 are expected to be $4.5 million.

•

During the five month period from August 1, 2017 to December 31, 2017, our adjusted net loss was $(19.0) million and adjusted net cash used in operations was $(31.6) million (compared to a net loss and net cash used in operations of $(39.3) million and $(35.5) million, respectively, during the five month period from August 1, 2017 to December 31, 2017 as reported in our consolidated financial statements) in a very challenging period for the offshore supply vessel industry.

We calculate adjusted net loss by adding back $21.1 million to our reported net loss, which is the tax-effected value of $16.8 million of asset impairment charges and $4.3 million of reorganization items incurred during the five month period from August 1, 2017 to December 31, 2017. We calculated adjusted net cash used in operations by adding back $4.3 million to our reported net cash used in operations, which is the tax-effected value of reorganization items incurred during the five month period from August 1, 2017 to December 31, 2017.

Executive Compensation Highlights (page 31)

What We Do		What We Don’t Do
✓

Performance-Based Short-Term Incentives. We typically award short-term incentive (“STI”) compensation tied to key financial, safety and personal performance metrics. For the 2017 transition period, the compensation committee approved a scaled-back STI program limited to only the safety component for each named executive other than Mr. Rigdon.

		×	No Income Tax Gross-Ups and, effective January 1, 2018, No Excise Tax Gross-Ups. The company renegotiated the change in control agreements with executive officers to eliminate all excise tax gross-up provisions effective January 1, 2018. We also do not pay tax gross-ups on any perquisites.
✓	Director Independence. As of the record date, six of our seven directors are independent and our compensation committee is made up entirely of independent directors.	×	Prohibition on Hedging and Derivative Transactions. We prohibit directors and officers from engaging in hedging or derivative transactions involving company securities.
✓

Robust Stock Ownership Guidelines. We require our directors and executive officers to hold stock and full-value equity interests at substantial levels. Each executive or director has a five-year period from the later of his or her appointment or the Effective Date to come into compliance with these guidelines.

×

Effective January 1, 2018, Base Salaries for Executives and Base Annual Cash Retainers for Directors Reduced by 15%. In support of our continuing cost-cutting efforts, we approved a reduction in base salary of at least 15% for our named executive officers and a 15% reduction in the base annual cash retainers paid to our non-employee directors, effective January 1, 2018.

✓

Risk Mitigation. Our compensation plans are designed to mitigate risk exposure through caps on the maximum level of short-term incentives, clawback provisions, multiple performance metrics and Board and management processes to identify and address risk.

×

Decrease in Maximum Possible Payouts under STI Plan. As part of our continuing efforts to contain costs, the compensation committee reduced the maximum payouts under the STI plan on each component from 200-300% of target to 150% of target.

✓

Independent Consultant. The compensation committee has its own independent executive compensation consultant, Meridian Compensation Partners, LLC. The consultant reports directly to the committee and does not provide any services to management.

		×	Limited Executive Perquisites. We offer our executives very few perquisites that are not generally available to all employees.
✓	Clawback Policy. We have adopted a “clawback” policy that permits the company to recoup cash and equity incentive compensation in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.	×	No Changes to Retirement Program and Benefits during the 2017 Transition Period; SERP Suspended Effective January 1, 2018. In support of our continuing cost-cutting efforts, we suspended any additional benefit accruals under our Supplemental Executive Retirement Plan (“SERP”) and any company matching contributions to the 401(k) Savings Plan and Supplemental Savings Plan effective January 1, 2018.

Agenda and Voting Recommendations

Proposal	Description	Board Vote Recommendation	Page
1	Election of directors	FOR each nominee	13

2	Advisory vote on executive compensation	FOR	28

3	Advisory vote on frequency of executive compensation vote	every ONE year	29

4	Ratification of selection of independent registered public accounting firm	FOR	49

Director Highlights (page 14)

Name	Age	Director Since	Principal Occupation	Independent	Board Committees
Thomas R. Bates, Jr.	68	2017	Director and Chairman of the board of each of Tidewater Inc., Independence Contract Drilling, Inc., and Vantage Drilling International	Yes	Compensation Nominating and Corporate Governance

Alan J. Carr	48	2017	Chief Executive Officer of Drivetrain, LLC	Yes	Compensation Nominating and Corporate Governance

Randee E. Day	69	2017	Chief Executive Officer of Goldin Maritime, LLC	Yes	Audit Nominating and Corporate Governance

Dick Fagerstal	57	2017	Chairman and Chief Executive Officer of Global Marine Holdings LLC and Executive Chairman of Global Marine Systems Ltd.	Yes	Audit

Steven L. Newman	53	2017	Former Chief Executive Officer and director of Transocean Ltd. and director of Dril-Quip, Inc. and SNC-Lavalin Group Inc.	Yes	Audit Compensation

Larry T. Rigdon	70	2017	Interim President and Chief Executive Officer of Tidewater Inc. (October 16, 2017 – March 5, 2018)	Yes*

John T. Rynd	60	2018	President and Chief Executive Officer of Tidewater Inc. (effective March 5, 2018)	No

*	Mr. Rigdon was not independent during his five-month service as our interim president and chief executive officer, which ended on March 5, 2018; however, the board has determined that Mr. Rigdon is independent as of the record date (March 9, 2018).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board is soliciting your proxy to vote at our 2018 annual meeting because you owned shares of our common stock at the close of business on March 9, 2018, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to certain stockholders and will be available online at www.proxyvote.com beginning March 22, 2018. This proxy statement summarizes information relevant to your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Q:	Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

A:	Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are electing to furnish proxy materials to certain stockholders online rather than mailing printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials online. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	How do I get electronic access to the proxy materials?

A:	Our proxy statement and Transition Report on Form 10-KT for the nine months ended December 31, 2017 are available at www.proxyvote.com and also on our website at www.tdw.com under “SEC Filings” in the “Investor Relations” section.

Q:	Why does the Annual Report on Form 10-K cover nine rather than twelve months?

A:	On September 12, 2017, our board approved changing our fiscal year ending on March 31 to a fiscal year ending on December 31, beginning with the period ending December 31, 2017. As a result, instead of an Annual Report on Form 10-K for a full twelve-month period, we have filed a Transition Report on Form 10-KT covering the 2017 transition period (April 1, 2017 to December 31, 2017), which is the period between the closing of our most recent fiscal year and the last day of our newly selected fiscal year.

Q:	On what matters will I be asked to vote?

A:	At the annual meeting, our stockholders will be asked:

•	to elect seven directors for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to approve, on an advisory basis, the frequency of a stockholder advisory vote on executive compensation (the “say-on-frequency” vote);

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2018; and

•	to consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at The Houstonian, 111 North Post Oak Lane, Houston, Texas, on May 1, 2018, at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board, on behalf of the company, is soliciting your proxy to vote your shares on all matters that you are entitled to vote at our 2018 annual meeting of stockholders. By completing and returning the proxy card or voting instruction form, or by casting your vote by phone or online, you are authorizing the proxy holder designated by the board to vote your shares of common stock at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	With respect to any matter properly presented for a stockholder vote other than the election of directors, you may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, for every share of common stock that you held on the record date, you may cast one vote for each director nominee.

Q:	What is the total number of votes that can be cast by all stockholders?

A:	On the record date, we had 23,730,623 shares of common stock outstanding, each of which was entitled to one vote per share.

Q:	I hold warrants to purchase shares of common stock. Am I allowed to vote my warrants?

A:	No. A holder of warrants to purchase shares of our common stock does not have any rights as a stockholder, including voting rights, unless and until those warrants are exercised and exchanged for shares of our common stock.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 11,865,312 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent the Notice and/or proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction form:    If your shares are registered in your name and you receive a printed copy of our proxy materials, you may vote your shares by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, that entity should have provided you with a voting instruction form that will set forth the procedures you should follow to cast your vote.

•

By telephone or online:    If your shares are registered in your name, you may also vote by telephone by calling 1-800-690-6903 or online at www.proxyvote.com by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials they have provided to you.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by delivering a written revocation notice to our Secretary or by delivering an executed replacement proxy by the voting deadline. In addition, if you vote in person at the meeting, you will revoke any prior proxy. Your attendance alone at the annual meeting will not be enough to revoke your proxy.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:	If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal that your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally only have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm; they do not have authority to vote in the absence of instructions from beneficial owners on any other matter proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the proxy agent may vote your shares if you execute and return a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.

If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, the proxy agent will vote your shares (i) FOR each of the seven director nominees, (ii) FOR the say-on-pay vote, (iii) with respect to the say-on-frequency vote, in favor of holding a say-on-pay vote every ONE YEAR, and (iv) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal 2018.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions and broker non-votes have on each proposal?

A:	The following chart explains what your voting options are with regard to each matter proposed for a vote at the annual meeting, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions and broker non-votes affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

Election of directors	You may vote “FOR” or “AGAINST” each nominee or choose to “ABSTAIN” from voting.	The board recommends you vote FOR each of the seven nominees.	each nominee is elected by a majority of votes cast	no effect	no effect

Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect

Say-on-frequency vote (advisory)	You may vote in favor of holding a say-on-pay vote every “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or you may “ABSTAIN” from voting.	The board recommends you vote in favor of holding a say-on-pay vote every ONE YEAR.	plurality of the votes cast	no effect	no effect

Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	not applicable (this is a routine matter for which brokers have discretionary voting authority)

Majority Voting in Director Elections.    Our directors are elected by majority vote except in the event of a contested election, in which case a plurality standard will apply. If in an uncontested election, an existing director receives a greater number of “AGAINST” votes than “FOR” votes, he or she is required to tender his or her resignation to the board. The board’s nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject the resignation, or whether other action should be taken. The board will act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results. You may find more information about our majority voting policy in this proxy statement under the heading “Proposal 1: Election of Directors—Majority Voting.”

Any Other Matters.    Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for our 2018 annual meeting at an estimated fee of $3,000. Our directors, officers, and employees, in the course of their employment and for no additional compensation, may request the return of proxies by mail, telephone, internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting materials to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	What is “householding”?

A:	Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share the same address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or, if you are a stockholder of record, you may notify us through Broadridge at the above-listed phone number or address.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, in the unexpected event that any other matter does properly come before the meeting, subject to applicable SEC rules, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.

Q:	When will the voting results be announced?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to beneficially own more than 5% of our common stock as of March 9, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Prudential Financial, Inc.	2,660,614	(2)	10.9%
751 Broad Street
Newark, New Jersey 07102

American International Group, Inc.	2,347,723	(3)	9.9%
175 Water Street
New York, New York 10038

Northwestern Mutual Life Insurance Company	1,755,152	(4)	7.4%
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Third Avenue Management LLC	1,675,730	(5)	7.1%
622 Third Avenue, 32nd Floor,
New York, New York 10017

Wells Fargo & Company	1,558,299	(6)	6.6%
420 Montgomery Street
San Francisco, California 94163

T. Rowe Price Associates	1,410,520	(7)	6.0%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	Based on 23,730,623 shares of common stock outstanding on March 9, 2018.
(2)	Based on a Schedule 13G filed with the SEC on February 9, 2018, by Prudential Financial, Inc., which has sole voting power and dispositive power over 1,995,111 shares, and shared dispositive power over 665,503 shares. Included in the total number of shares shown as beneficially owned are 755,974 shares acquirable within 60 days upon the exercise of warrants held by the beneficial owner.
(3)	Based on a Schedule 13G filed with the SEC on February 14, 2018, by American International Group, Inc., which reports sole voting and investment power over 2,341,223 shares (88,175 of which represent shares acquirable within 60 days upon the exercise of warrants) and shared voting and investment power over 6,500 shares.
(4)	Based on a Schedule 13G filed with the SEC on January 31, 2018, by Northwestern Mutual Life Insurance Company, which shares voting and dispositive power over all reported shares with its investment advisor and wholly-owned subsidiary, Northwestern Mutual Investment Management Company, LLC.
(5)	Based on a Schedule 13G filed with the SEC on February 14, 2018, by Third Avenue Management LLC, as investment adviser to several investment companies, reports sole voting and dispositive power over all reported shares.
(6)	Based on a Schedule 13G filed with the SEC on January 30, 2018, by Wells Fargo & Company (reporting ownership on a consolidated basis), which has sole voting and dispositive power over 1,558,070 shares and shared voting and dispositive power over the remaining 229 shares.
(7)	Based on a Schedule 13G filed with the SEC on February 14, 2018, by T. Rowe Price Associates, a registered investment advisor, which has sole voting power over 336,000 shares and sole dispositive power over all reported shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 9, 2018 by each director, by each executive officer named in the 2017 Transition Period Summary Compensation Table (“named executive” or “NEO”), and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to all shares of our common stock beneficially owned by him or her.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Restricted Stock Units(2)
Directors
Thomas R. Bates, Jr.	0		*	5,870
Alan J. Carr	0		*	5,870
Randee E. Day	0		*	5,870
Dick Fagerstal	0		*	5,870
Steven L. Newman	0		*	5,870
Larry T. Rigdon(3)	9,875		*	5,870
John T. Rynd(3)	0		*	43,376
Named Executives(4)
Jeffrey M. Platt(3)	16,476	(5)	*	—
Quinn P. Fanning	5,153	(5)	*	194,366
Jeffrey A. Gorski	5,864	(5)	*	194,366
All directors and executive officers as a group (10 persons)	13,838	(6)	*	661,694

*	Less than 1.0%.
(1)	Based on 23,730,623 shares of common stock outstanding on March 9, 2018, and includes for each person and group the number of shares that person or group has the right to acquire within 60 days of such date.
(2)	Reflects the number of restricted stock units held by each director or executive officer that will not vest within 60 days of March 9, 2018 and thus are not included in his or her beneficial ownership calculation.
(3)	Mr. Rynd was appointed as president, chief executive officer, and a director of our company effective March 5, 2018. Mr. Platt served as president, chief executive officer, and a director of the company until his retirement on October 15, 2017. Mr. Rigdon, a sitting director, served as our president and chief executive officer on an interim basis during the intervening five months.
(4)	Information regarding shares beneficially owned by Mr. Rigdon, who was a named executive for the 2017 transition period in addition to Messrs. Platt, Fanning, and Gorski, appears immediately above under the caption “Directors.”
(5)	The total number of shares shown as beneficially owned by each of these named executives includes the following:

Named Executive	Shares Held in 401(k) Account	Shares Acquirable within 60 days upon Exercise of Series A Warrants		Shares Acquirable within 60 days upon Exercise of Series B Warrants
		Held Directly	401(k) Account	Held Directly	401(k) Account
Mr. Platt	66	6,055	36	6,546	39
Mr. Fanning	52	1,869	29	2,020	31
Mr. Gorski	19	2,158	11	2,333	12

(6)	Includes (a) 13,376 shares of our common stock that our current executive officers have the right to acquire within 60 days through the exercise of directly-held Series A or Series B warrants and (b) 275 shares attributable to such persons’ accounts in our 401(k) Savings Plan (147 of which are shares acquirable within 60 days through the exercise of Series A or Series B warrants).

PROPOSAL 1: ELECTION OF DIRECTORS

As provided by our bylaws, our directors are elected annually. We currently have seven directors, six of whom were selected to serve on our board by the pre-bankruptcy lenders and noteholders that were party to the RSA. Each of these six directors was appointed to our board effective July 31, 2017 by operation of the Restructuring Plan. The seventh director, John T. Rynd, was appointed to serve as our president, chief executive officer, and a director effective March 5, 2018.

Upon the unanimous recommendation of our nominating and corporate governance committee, our board has re-nominated each of our seven current board members to serve another term as director. Each director elected at the 2018 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will continue to have seven directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If, contrary to our present expectations, any nominee cannot or will not serve, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than seven nominees.

Majority Voting.    Our directors are elected by majority vote. Any director who stands for re-election in an uncontested election and who receives a greater number of “AGAINST” votes than “FOR” votes must tender his or her resignation to the board. Our board’s nominating and corporate governance committee is required to promptly consider and recommend to our board whether to accept the tendered resignation. Our board will then act on the committee’s recommendation and disclose its decision and rationale within 90 days from the certification of the election results. We would then promptly and publicly disclose the board’s findings and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance – Availability of Corporate Governance Materials.” Abstentions and broker non-votes will have no effect on this proposal.

Our board of directors recommends that you vote “FOR” each of the following seven nominees: Thomas R. Bates, Jr., Alan J. Carr, Randee E. Day, Dick Fagerstal, Steven L. Newman, Larry T. Rigdon, and John T. Rynd.

A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other public company directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the nominating and corporate governance committee and our board to determine that he or she should serve as a director for our company. The information in each biography is present as of March 9, 2018.

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Thomas R. Bates, Jr., 68 Chairman of the Board Member of the Compensation Committee and Nominating and Corporate Governance Committee

Business and Leadership Experience:    Mr. Bates has been an Adjunct Professor at the Neeley School of Business at Texas Christian University since January 2011 and currently serves as the Co-Chair of the Advisory Board for the Energy MBA Program. Mr. Bates began his career with Shell Oil Company where he was responsible for aspects of drilling research and operations. He served as President of the Anadrill division of Schlumberger Limited from 1992 to 1997, Chief Executive Officer of Weatherford Enterra, Inc. from 1997 to 1998, Senior Vice President and Discovery Group President of Baker Hughes Incorporated from 1998 to 2000, and Managing Director and Senior Advisor of Lime Rock Partners from 2002 to 2012. Mr. Bates holds B.S.E., M.S.E., and Ph.D. degrees in Mechanical Engineering from the University of Michigan. Mr. Bates currently serves as Chairman and Director of both Independence Contract Drilling, Inc. and Vantage Drilling International. He also serves on the boards of Alacer Gold Corporation, TETRA Technologies, Inc. and Wellflex Energy Partners, LLC. He previously served on the boards of FTS International Inc., T-3 Energy Services, Inc., Hercules Offshore, Inc. and NATCO Group, Inc.

Skills and Qualifications:    With more than 35 years of executive and board-level leadership in the oil and gas industry, Mr. Bates brings valuable insight to our board. His extensive knowledge of the industry and decades of board service to publicly-traded, multinational companies make Mr. Bates well-qualified to lead our board.

2017

Alan J. Carr, 48 Chairman of the Nominating and Corporate Governance Committee and Member of the Compensation Committee

Business and Leadership Experience:    Mr. Carr has served as the Chief Executive Officer and Managing Member of Drivetrain, LLC, a fiduciary services firm which supports the investment community, since 2013. Mr. Carr practiced as a corporate restructuring attorney at Ravin, Sarasohn, Baumgarten, Fisch & Rosen from 1995 to 1997 and at Skadden, Arps, Slate, Meagher & Flom LLP from 1997 to 2003. From 2003 to 2013, he served as the Managing Director at Strategic Value Partners LLC, an investment manager for hedge funds and private equity funds. Mr. Carr holds a B.A. in Economics from Brandeis University and a J.D. from Tulane Law School. Mr. Carr currently serves on the boards of Kaupthing ehf, Verso Corporation, Midstates Petroleum Company, Atlas Iron Limited, and Fieldwood Holdings LLC (a portfolio company of Riverstone Holdings LLC). He previously served on the boards of LightSquared Inc. and LightSquared LLP.

Skills and Qualifications:    Mr. Carr brings to our board significant experience with corporate restructurings. In addition, our board benefits from the significant financial and investment knowledge he has acquired through his experience with private equity investment. Mr. Carr’s corporate governance expertise and legal background contribute to our board’s ability to evaluate the risks and corporate opportunities in our industry.

2017

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Randee E. Day, 69 Member of the Audit Committee and Nominating and Corporate Governance Committee

Business and Leadership Experience:    Ms. Day has served as the Chief Executive Officer of Goldin Maritime, LLC, since 2016. She previously led the boutique restructuring and advisory firm Day & Partners, LLC from 2011 to 2016; and in 2011, she served as the interim Chief Executive Officer of DHT Maritime, Inc. Ms. Day served as a Managing Director at the Seabury Group, a transportation advisory firm from 2004 to 2010, where she led the maritime practice and was the Division Head of JP Morgan’s shipping group in New York from 1978 to 1985. Ms. Day currently serves as a director on the boards of Eagle Bulk Shipping Inc. and International Seaways, Inc. She has previously served on the boards of numerous public companies, including TBS International Ltd., Ocean Rig ASA, DHT Maritime Inc. and Excel Maritime. Ms. Day is a graduate of the School of International Relations at the University of Southern California and undertook graduate business studies at The George Washington University. In December 2014, she graduated from the Senior Executives in National and International Security Program at the Kennedy School at Harvard University.

Skills and Qualifications:    Ms. Day has considerable executive management, business development, and corporate restructuring experience. Her expertise in many aspects of the maritime transportation industry adds significant value to our board’s knowledge base.

2017

Dick Fagerstal, 57 Chairman of the Audit Committee

Business and Leadership Experience:    Mr. Fagerstal has served as Chairman and Chief Executive Officer of Global Marine Holdings LLC and Executive Chairman of Global Marine Systems Ltd. since 2014. He previously served as a director of Frontier Oil Corporation. He served in the Royal Swedish Army (Special Forces) from 1979 to 1983. Mr. Fagerstal was previously employed by Seacor Holdings, Inc. serving as Senior Vice President, Finance & Corporate Development from 2003 to 2014 and as Vice President Finance & Treasurer from 2002 to 2003. Mr. Fagerstal served as Executive Vice President, Chief Financial Officer and director of Era Group Inc. from 2011 to 2012. Mr. Fagerstal was the Senior Vice President and Chief Financial Officer and director of Chiles Offshore Inc. from 1997 to 2002 and served as a banker in various positions at DnB NOR Bank ASA from 1986 to 1997. Mr. Fagerstal received a B.S. in Economics from the University of Gothenburg in 1984 and an M.B.A. in Finance as a Fulbright Scholar from New York University in 1986.

Skills and Qualifications:    Mr. Fagerstal brings a strong finance and accounting background to our board. Given the nature and scope of our operations, his extensive international experience and considerable knowledge of the energy industry contributes to our board’s collective ability to monitor the risks and challenges facing our company.

2017

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
Steven L. Newman, 53 Chairman of the Compensation Committee and Member of the Audit Committee

Business and Leadership Experience:    Mr. Newman served as the Chief Executive Officer at Transocean Ltd. from March 2010 to February 2015 and as President from May 2008 to February 2015. He served as the Chief Operating Officer of Transocean Ltd. from May 2008 to November 2009 and held various other positions with Transocean beginning in 1994. Prior to working with Transocean, he served as a Financial Analyst at Chevron from 1992 to 1994, and was a Reservoir Engineer with Mobil E&P, US from 1989 to 1990. Mr. Newman currently serves as a director of Dril-Quip, Inc. and of SNC-Lavalin Group Inc. He previously served as a director of Transocean Ltd. and of Bumi Armada Berhad. Mr. Newman received a B.S. in Petroleum Engineering from the Colorado School of Mines and an MBA from the Harvard University Graduate School of Business.

Skills and Qualifications:    Mr. Newman has considerable operational and executive leadership experience in the energy sector. He brings extensive management and business experience to our board as well as a deep understanding of complex issues facing publicly-traded companies in the offshore oilfield services industry.

2017

Larry T. Rigdon, 70

Business and Leadership Experience:    Mr. Rigdon, who was initially appointed to serve as an independent director in connection with the Restructuring, served as our interim President and Chief Executive Officer between October 16, 2017 and March 5, 2018. He has nearly 40 years of experience in the offshore oil and gas industry. Mr. Rigdon worked as a consultant for FTI Consulting from 2015 to 2016 and for Duff and Phelps, LLC from 2010 to 2011. He served as the Chairman and Chief Executive Officer of Rigdon Marine from 2002 to 2008. Previously at Tidewater, Mr. Rigdon served as an Executive Vice President from 2000 to 2002, a Senior Vice President from 1997 to 2000, and a Vice President from 1992 to 1997. Before working at Tidewater, he served as Vice President at Zapata Gulf Marine from 1985 to 1992, and in various capacities, including Vice President of Domestic Divisions from 1983 to 1985, at Gulf Fleet Marine from 1977 to 1985. Mr. Rigdon currently serves as a director of Professional Rental Tools, LLC. He formerly served as a director of Jackson Offshore Holdings, Terresolve Technologies, Gulfmark Offshore, and Rigdon Marine.

Skills and Qualifications:    Mr. Rigdon has considerable leadership experience in the maritime transportation industry and brings to our board a thorough understanding of the strategic and operational challenges facing our company specifically and our industry overall. His experience founding new businesses provides an entrepreneurial viewpoint and his successful completion of mergers and acquisitions contributes to the board’s ability to evaluate those opportunities.

2017

Name, Age and Position	Business and Leadership Experience, Skills, and Qualifications	Tidewater Director since
John T. Rynd, 60

Business and Leadership Experience:    Mr. Rynd was appointed to serve as our president, chief executive officer, and a director effective March 5, 2018. He served as an outside director of Hornbeck Offshore, Inc. from 2011 to February 2018. From 2008 through 2016, Mr. Rynd served as President, Chief Executive Officer, and a director of Hercules Offshore, Inc., a publicly traded global provider of offshore contract drilling and liftboat services (“Hercules”). On August 13, 2015, Hercules and certain of its subsidiaries filed voluntary petitions for relief under the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On November 6, 2015, Hercules emerged from bankruptcy. On June 5, 2016, Hercules again filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. On December 2, 2016, Hercules’ assets were transferred to the HERO Liquidating Trust, and the common stock was canceled pursuant to its chapter 11 plan. Prior to his time with Hercules, Mr. Rynd spent 11 years with Noble Drilling Services, Inc., where he served in a variety of management roles. Earlier in his career, he served in various roles of increasing levels of responsibility with Chiles Offshore and Rowan Companies. Mr. Rynd served as Chairman of the National Ocean Industries Association (NOIA) from 2014-15 and currently holds an Ex-Officio position on the Executive Committee. He currently serves on the board of directors of Fieldwood Holdings LLC (a portfolio company of Riverstone Holdings LLC), which is focused on the acquisition and development of conventional oil and gas assets in North America, including the Gulf of Mexico.

Skills and Qualifications:    Mr. Rynd’s many years of executive and board level leadership make him an ideal person to serve on our board. Given the variety of leadership roles he has held over his career, Mr. Rynd brings to the board a deep understanding of the operations of a publicly-traded company in the offshore oilfield services industry. In addition, in his position as our president and chief executive officer, Mr. Rynd serves as a valuable liaison between our board and management team.

2018

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” EACH OF THE SEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our board has determined that, as of the record date, with the exception of Mr. Rynd, our current president and chief executive officer, each of our director-nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors–Director Independence”).

Board Diversity.    Our board does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our nominating and corporate governance committee charter, however, requires the committee to monitor the composition of the board and its committees and may develop and recommend to the board, if necessary or appropriate, specific criteria for selecting director nominees. In considering the composition of our board as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that the specific knowledge, experience, skills, expertise, integrity, analytical ability, diversity, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience, taking into consideration the availability of highly qualified candidates; committee workloads and membership needs and anticipated director retirements. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

Neither the committee nor our board have adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge (particularly in the energy services and maritime sectors), including hands-on operational experience;

•	demonstrated leadership of large, complex organizations;

•	public company board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a director of our company. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, as in prior years, the committee reviewed the qualifications of each of our current directors as well as the contributions each has made to our board and the company during his or her tenure as a director. The committee unanimously recommended each of these seven directors be nominated for an additional one-year term. Subsequently, our board unanimously approved this slate of seven director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2018 annual meeting. To be timely for our 2019 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than January 1, 2019 and no later than January 31, 2019.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance–Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance practices designed to aid the board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the Corporate Governance Policy to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code of Business Conduct and Ethics requires any employee who reasonably believes or suspects that any director, officer, or employee has violated the Code of Business Conduct and Ethics, company policy, or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer (Bruce D. Lundstrom, our General Counsel), either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics or assists with any ensuing investigation.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any committee or individual director by writing to any one of them in care of our Secretary at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our website at www.tdw.com/about-tidewater/corporate-governance/.

Complaint Procedures for Accounting, Auditing, and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints to the audit committee chair by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Secretary, 6002 Rogerdale Road, Suite 600, Houston, Texas 77072.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board has seven members. Assuming all director nominees are elected, our board will have seven members following the 2018 annual meeting.

As a result of the Restructuring, our company was overseen by two distinct boards of directors during the 2017 transition period—one served from the beginning of the period until July 31, 2017 (the “Effective Date”) and the second began service on the Effective Date. Specifically, at the beginning of the 2017 transition period, our board had 11 members (our “predecessor board,” consisting of Richard A. Pattarozzi, M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Richard D. Paterson, Jeffrey M. Platt, Robert L. Potter, Cindy B. Taylor, and Jack E. Thompson). By operation of the Restructuring Plan, each of these directors except for Mr. Platt was deemed to have resigned from the board on the Effective Date.

Under the Restructuring Plan, our pre-bankruptcy lenders and noteholders had the right to select six of the seven initial members of our post-Restructuring board of directors. By operation of the Restructuring Plan, the six persons selected by those lenders and noteholders (Thomas R. Bates, Jr., Alan J. Carr, Randee E. Day, Dick Fagerstal, Steven L. Newman, and Larry T. Rigdon) were appointed as directors as of the Effective Date, with Mr. Platt, who was then serving as our president and chief executive officer, continuing to serve as the seventh member of the board (the “current board”).

Effective October 15, 2017, Mr. Platt retired from all positions with the company and the current board decreased its size from seven to six members. Upon appointing John T. Rynd as our new president, chief executive officer, and a director effective March 5, 2018, we increased the size of our current board from six to seven members.

Board Meetings and Attendance.    During the 2017 transition period, our board held ten meetings including telephonic meetings (six meetings of the predecessor board and four meetings of the current board). Each director attended at least 75% of the meetings of the board and of the committees on which he or she served during the portion of the 2017 transition period in which he or she was a board member.

Our board does not have a policy requiring director attendance at annual meetings; however, our board’s practice is to schedule a board meeting on the same day as the annual meeting of stockholders in order to facilitate director attendance at the annual meeting.

Director Independence.    Our board has affirmatively determined that, as of the record date, six of our seven current directors—Messrs. Bates, Carr, Fagerstal, Newman, and Rigdon and Ms. Day—are independent. However, Mr. Rigdon, who was appointed as an independent director immediately following the Restructuring, was not independent during his five-month tenure as our interim president and chief executive officer (October 16, 2017 – March 5, 2018). Our seventh director, Mr. Rynd, who was appointed as our president, chief executive officer and director on March 5, 2018, is not independent. With respect to our predecessor board, each of the 11 directors other than Mr. Platt (who was the chief executive officer) was determined by the predecessor board to be independent.

The standards relied upon by our board in affirmatively determining whether a director is independent are the objective standards set forth in the corporate governance listing standards of the NYSE. In making independence determinations, our board evaluates responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considers any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management of which it is aware.

Board Leadership Structure.    The roles of chairman and chief executive officer are currently held by two different persons—Mr. Bates serves as our chairman and Mr. Rynd serves as our president and chief executive officer.

Our board believes that, at this time, our current leadership structure best serves the interests of our company and our stockholders by clearly allocating responsibilities between the two offices. As our president and chief executive officer, Mr. Rynd’s primary responsibilities are to manage the day-to-day business and to develop and implement the company’s business strategy with the oversight of, and input from, the board. As chairman, Mr. Bates’ primary responsibility is to lead the board in its responsibilities of providing guidance to, and oversight of, management.

We have not adopted a policy requiring that these two roles be separate; rather, our board’s policy is to determine from time to time whether it is in the best interests of the company and its stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company based on needs of the company at that particular time. If we combine these roles in the future, or if the board determines that the chairman is otherwise not independent under NYSE standards, the board will elect a lead independent director at the same time that it elects its chairman.

Executive Sessions of Independent Board Members.    The independent members of the board of directors meet in regularly-scheduled executive sessions presided over by our chairman (or, if our chairman is not independent, our lead independent director). At the conclusion of each board meeting, the non-management directors have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During the 2017 transition period, the independent members of our board (all of our directors except the individual then serving as chief executive officer) met ten times in executive session.

Annual Board Self-Assessments.    To assist in its review as to whether the board and its committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The directors will complete annual evaluations of the full board and each committee on which they serve. The board and each committee then will review and discuss the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings. The nominating and corporate governance committee oversees this evaluation process. Because of the Restructuring that occurred during the 2017 transition period, our current board has only been in place since the Effective Date and therefore they have not yet undertaken an annual evaluation. The next annual board self-assessment is scheduled to occur in November 2018.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has three standing committees: audit, compensation, and nominating and corporate governance. Prior to the Restructuring, the board also had a fourth committee (the finance and investment committee). The current board voted to dissolve that committee on July 31, 2017, with all of its duties and responsibilities reverting to the board. In addition to the standing committees of the board, in October 2017, the board formed a CEO search committee consisting entirely of independent directors to oversee the search for a permanent president and chief executive officer. The CEO search committee was authorized to, among other things, review lists and qualifications of potential CEO candidates, conduct initial screenings and interviews of CEO candidates, and recommend to the board one or more CEO candidates. The members of the CEO search committee included Messrs. Bates, Carr and Newman. The CEO search committee was dissolved upon the appointment of Mr. Rynd as the company’s president and chief executive officer effective March 5, 2018.

Actions taken by our committees are reported to the full board. Each of our three committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance–Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held during the 2017 transition period:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance
Thomas R. Bates, Jr.		X	X
Alan J. Carr		X	Chair
Randee E. Day	X		X
Dick Fagerstal	Chair
Steven L. Newman	X	Chair
Larry T. Rigdon
John T. Rynd
Number of Meetings in 2017 Transition Period	7	5	3

Audit Committee.    Our board’s audit committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Its members are listed in the above chart. The board has determined that all three committee members are financially literate and that each of the three members qualifies as an “audit committee financial expert,” as defined by SEC rules.

The main role of our audit committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports, quarterly financial reports and certain disclosures;

•	reviewing, approving, and overseeing related party transactions; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for approving any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”

Each member of the audit committee satisfies all of the additional independence requirements for audit committee members set forth in the corporate governance listing standards of the NYSE and Rule 10A-3 under the Exchange Act.

Compensation Committee.    The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers, including cash and equity-based incentives;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

Each member of the compensation committee satisfies all of the additional independence requirements for compensation committee members set forth in the corporate governance listing standards of the NYSE, Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code.

The compensation committee reports to the board of directors on all compensation matters regarding our executive officers and management and may form and delegate authority to subcommittees when appropriate.

Nominating and Corporate Governance Committee.    The key responsibilities of the nominating and corporate governance committee are to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of our board and its committees;

•	evaluate appropriate compensation levels and design elements of director compensation;

•	recommend to our board a set of corporate governance guidelines for the company;

•	oversee legal and regulatory compliance;

•	annually review and set director compensation and benefits and review director education programs; and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the nominating and corporate governance committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Proposal 1: Election of Directors—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

DIRECTOR COMPENSATION

2017 TRANSITION PERIOD DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each person who served as an independent director during our 2017 transition period (April 1—December 31, 2017). Therefore, this table does not include information for Mr. Rynd, who was appointed as our president, chief executive officer, and director on March 5, 2018, or for either of Messrs. Platt and Rigdon, each of whom served as an executive officer as well as a director during the 2017 transition period. Information regarding compensation paid to each of Messrs. Platt and Rigdon is disclosed in the 2017 Transition Period Summary Compensation Table in the section titled “Executive Compensation.” A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash ($)	Equity Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Current Directors

Thomas R. Bates, Jr.	44,463	168,763	—	—	213,226

Alan J. Carr	25,632	168,763	—	—	194,395

Randee E. Day	23,539	168,763	—	—	192,302

Dick Fagerstal	29,816	168,763	—	—	198,579

Steven L. Newman	29,816	168,763	—	—	198,579

Former Directors

M. Jay Allison	54,083	—	—	—	54,083

James C. Day	54,083	—	—	—	54,083

Richard T. du Moulin	60,583	—	14,248	—	74,831

Morris E. Foster	55,583	—	—	—	55,583

J. Wayne Leonard	54,083	—	27,115	—	81,198

Richard D. Paterson	59,083	—	—	—	59,083

Richard A. Pattarozzi	69,250	—	8,174	—	77,424

Robert L. Potter	55,583	—	—	—	55,583

Cindy B. Taylor	57,417	—	—	—	57,417

Jack E. Thompson	58,917	—	6,237	5,000	70,154

(1)	The amount in this column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the time-based restricted stock units granted to each of our current non-employee directors for service through the first anniversary of his or her appointment (5,870 RSUs granted to each on September 12, 2017, which will vest on July 31, 2018). At the end of the 2017 transition period, these were the only equity awards held by our current non-employee directors (Messrs. Bates, Carr, Fagerstal, and Newman and Ms. Day). Only our current directors received equity awards during the 2017 transition period. None of our former directors held any equity awards as of December 31, 2017, as each began to receive payout of deferred stock units granted in prior years effective upon his or her July 31, 2017 departure from the board (see below under “Compensation Paid to Non-Employee Members of our Predecessor Board” for more information).

(2)	Amounts in this column reflect the change from the prior fiscal year in pension value for the four former directors who were participants in our legacy Director Retirement Plan (which was frozen and closed to new participants over a decade ago). As noted below under “Compensation Paid to Non-Employee Members of Predecessor Board,” each of these participants began receiving payouts under this program effective with his July 31, 2017 departure from the board.
(3)	This amount represents payments made during the 2017 transition period under our Gift Matching Program, which, as noted below under “Other Benefits,” was suspended for fiscal 2018.

We currently use a combination of cash and equity-based compensation to provide competitive compensation for our non-management directors and to enable them to meet their stock ownership guidelines. The form and amount of director compensation is periodically reviewed and assessed by our nominating and corporate governance committee, which is responsible for overseeing the program and would refer any recommended changes to the full board for action. Meridian Compensation Partners, LLC (“Meridian”), which serves as the independent consultant to our compensation committee, also assists the nominating and corporate governance committee and the board in its review of director compensation to help ensure that our director pay levels and program components are in line with competitive market practice.

Compensation Paid to Non-Employee Members of Current Board (effective July 31, 2017).    As noted previously, each of our current directors was appointed to serve on the board on July 31, 2017 by operation of the Restructuring Plan. The following chart details our director compensation program effective as of the Effective Date (payment of all cash amounts was pro-rated for partial year service):

Fee Type	Amount
Annual cash retainer	$56,250 • reduced by 15% effective January 1, 2018

Annual equity-based retainer	$168,750 grant date value, delivered in the form of time-based restricted stock units (“RSUs”), which vest at the end of the one-year service period

Additional annual cash retainer for the chair of the board	$50,000

Additional annual cash retainer for the chair of each of the audit and compensation committees	$15,000

Additional annual cash retainer for the chair of the nominating and corporate governance committee	$5,000

The time-based RSUs granted to each of our current directors during transition period 2017 will vest on July 31, 2018, the one-year anniversary of his or her appointment to the board, provided the director remains a member of the board on the vesting date. However, vesting of the award will accelerate if, prior to the vesting date, the director dies, terminates service due to disability, or is willing and able to continue to serve as a director but is either not renominated or not reelected to serve another term.

Compensation Paid to Non-Employee Members of Predecessor Board (through July 31, 2017).    For their service during the four months of the 2017 transition period prior to the Effective Date (April 1, 2017-July 31, 2017), our former directors were entitled to receive the following: (1) an annual cash retainer of $148,750; (2) additional annual cash retainers as follows: $125,000 for the chair of the board, $15,000 for the chairs of the audit and compensation committees, and $10,000 for the chairs of each other committee; and (3) committee meeting fees of $1,500 per meeting. Payment of all cash retainers was pro-rated for partial year service.

As noted above, none of our former directors received any equity compensation awards during the 2017 transition period. However, each held deferred stock units and a deferred cash award that had been granted to him or her in prior years, payout of which was triggered by the director’s departure from the board on the Effective Date. As of the Effective Date, the aggregate cash value of these deferred amounts for each director, which will be paid out in accordance with his or her elections, was as follows: Mr. Allison, $137,667; Mr. Day, $135,730; each of Messrs. du Moulin, Leonard, and Pattarozzi, $138,611; Mr. Foster, $128,598; Mr. Paterson, $116,913; Mr. Potter, $121,398; Ms. Taylor, $110,871; and Mr. Thompson, $114,590.

In addition, four of these former directors were participants in our legacy Director Retirement Plan (which has been frozen and closed to new participants since March 31, 2006). Effective with his retirement on July 31, 2017, each of these four directors began receiving benefits under this plan, which will be paid out in accordance with his elections. As of December 31, 2017, the present value of the accumulated benefit for each director was as follows: each of Messrs. du Moulin and Leonard, $62,441; Mr. Pattarozzi, $109,333; and Mr. Thompson, $22,062.

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to own and hold company common stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual equity grants count as shares of company common stock. Each of our current directors has until August 1, 2022 to comply with the guidelines.

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at board and committee meetings. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year. However, the Gift Matching Program has been suspended for fiscal 2018.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY” VOTE)

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote is not binding on the company, our board of directors, or its compensation committee. The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executives and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2018 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that our executive compensation practices are important to our stockholders. In considering your vote on this proposal, we encourage you to review all of the relevant information in this proxy statement—the description of our program, which can be found under the heading, “Overview of Executive Compensation,” the compensation tables, and the rest of the narrative disclosures regarding our program. As described under “Overview of Executive Compensation,” our compensation arrangements have evolved significantly over the course of the 2017 transition period including by virtue of the Restructuring and the resulting change in the board of directors.

While this say-on-pay vote is not binding, our compensation committee and board take the views of our stockholders into account and will review the voting results and consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Corporate Governance—Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. Abstentions will be counted as votes against this proposal, and broker non-votes will have no effect on this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR approval of the compensation of our named executive officers as disclosed in this proxy statement. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE (“SAY-ON-FREQUENCY” VOTE)

The Dodd-Frank Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future say-on-pay votes. By voting with respect to this Proposal 3 (the “say-on-frequency” vote), stockholders may indicate whether they prefer that we conduct future say-on-pay votes once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our initial say-on-frequency vote occurred in 2011. At that meeting, stockholders agreed with our board’s recommendation that say-on-pay votes should occur every year. We have included a say-on-pay vote at each meeting of stockholders that we have held since 2011.

We believe that an annual say-on-pay vote best allows stockholders to provide timely, direct feedback on our executive compensation program. Although there may be potential benefits to having less frequent say-on-pay votes, we recognize that an annual say-on-pay vote has become the widely-adopted standard, both among our peer companies as well as outside our industry. In light of our current practice, prevailing market practice and investor expectations, the board recommends that stockholders vote in favor of continuing to hold say-on-pay votes every year.

This vote is advisory and not binding on us or our board in any way. However, our board and our compensation committee will take into account the outcome of the vote when considering the frequency of future say-on-pay votes.

As noted above, the proxy card provides stockholders with the opportunity to choose among four options (to hold the say-on-pay vote every one, two or three years, or to abstain from voting). The results of this say-on-frequency vote will be determined by whichever of the choices – annually, every other year or every three years – receives the greatest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of EVERY ONE YEAR for future say-on-pay votes. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF HOLDING A SAY-ON-PAY VOTE “EVERY ONE YEAR.”

OVERVIEW OF EXECUTIVE COMPENSATION

This section of our proxy statement describes our executive compensation program, focusing on the compensation paid during the 2017 transition period (April 1—December 31, 2017) to our current chief executive officer, our former chief executive officer, and the next two most highly-compensated executive officers. We refer to these executives as our “named executives” or “NEOs.” For the 2017 transition period, our named executives were:

NEO	Title
Larry T. Rigdon	Former Interim President and Chief Executive Officer
Jeffrey M. Platt	Former President and Chief Executive Officer
Quinn P. Fanning	Executive Vice President and Chief Financial Officer
Jeffrey A. Gorski	Executive Vice President and Chief Operating Officer

We are currently a smaller reporting company and thus are not required to include a Compensation Discussion and Analysis in this proxy statement. However, we are providing the following overview of our executive compensation program in order to aid our stockholders’ understanding of how our business and performance affected executive compensation decisions and payouts during the 2017 transition period.

Executive Summary

Our Business.    Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations are the primary driver of our revenue and earnings, as a substantial portion of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Transition Report on Form 10-KT for the period ended December 31, 2017.

As noted previously, the 2017 transition period was a transformative one in our company’s history. During this period, we continued to face a very challenging business environment given the overcapacity in the worldwide offshore support vessel fleet as the downturn in the global offshore energy industry stretched into its fourth year. However, we both entered and emerged from bankruptcy during the 2017 transition period, successfully completing the Restructuring in accordance with the terms of the Restructuring Plan. Among other things, the Restructuring had a significant impact on our executive compensation arrangements.

In a typical year, the three core components of our executive compensation program are a base salary, short-term cash incentive award, and long-term incentive awards. Of course, the 2017 transition period was neither typical (given the Restructuring) nor a full year (given our decision to change our fiscal year end from March 31 to December 31). In addition, due to the Restructuring, our company had two distinct boards of directors during the 2017 transition period – the predecessor board, whose independent members served until the Effective Date, and the current board, whose independent members were appointed on the Effective Date in connection with the Restructuring. As a result, two distinct compensation committees (the “predecessor committee” and the “current committee”) were involved in making executive compensation decisions during this period.

Further, following the Restructuring, Mr. Platt, who had served as our president, chief executive officer and a director, retired from all positions with the company effective October 15, 2017. The current board appointed

Mr. Rigdon, a former executive of the company who had joined our board as an independent director in connection with the Restructuring, to serve as president and chief executive officer on an interim basis while we conducted a search for a longer term successor in that role. At the time of his retirement, we entered into a separation agreement with Mr. Platt as well as an employment agreement with Mr. Rigdon, each of which is described below. Subsequent to the 2017 transition period, we appointed John T. Rynd as our president, chief executive officer, and a director effective March 5, 2018. Although Mr. Rynd was not an executive officer during the 2017 transition period, we have included a summary of his compensatory arrangements below as well.

The following chart summarizes the significant executive compensation actions taken (1) by the predecessor committee both before and during the 2017 transition period and (2) by the current committee both from the Effective Date through the end of the 2017 transition period and going forward into fiscal 2018. Additional information regarding each of these decisions is available below under “Compensation Program and Payments During the 2017 Transition Period.”

Deciding Entity and Time Period	Predecessor Committee		Current Committee
	prior to 4/1/2017	during 2017 TP (before 7/31/2017)	during 2017 TP (from 7/31/2017)	going forward (from 1/1/2018)
Base Salary	implemented salary freeze (salary levels unchanged since April 2014)	no change	no change	reduced base salaries by 15%
Short-Term Incentive (“STI”) Plan	reduced fiscal 2017 target opportunities by 20% over prior year target opportunities	deferred action to new board

approved a program limited to one of the four metrics used in prior years (safety), with target bonus equal to 25% of previously-reduced target bonus from prior year, pro-rated for nine-month period(1)

approved payouts for 2017 TP program fiscal 2018 plan design currently under consideration
Long-Term Incentive (“LTI”) Program	no equity grants made in fiscal 2017; deferred consideration to RSA negotiation process emergence RSU grants were negotiated as part of RSA, with certain change of control waivers (described below) conditioned upon such grants being made following emergence (including Messrs. Fanning and Gorski)(2)

formally approved emergence RSU grants, including those to Messrs. Fanning and Gorski, in order to effectuate change in control waivers(2)

Mr. Rigdon initially received a grant of time-based RSUs for service as a director and, following his appointment as interim President and CEO, received a second grant of fiscal 2018 program currently under consideration

Deciding Entity and Time Period	Predecessor Committee		Current Committee
	prior to 4/1/2017	during 2017 TP (before 7/31/2017)	during 2017 TP (from 7/31/2017)	going forward (from 1/1/2018)
time-based RSUs as provided in his employment agreement(3)
Change in Control Protections	gave notice in June of 2017 of non-renewal of legacy change in control agreements with stated goals of harmonizing agreements and eliminating legacy tax gross-up provisions officers executed conditional change of control waiver letters to waive the Restructuring as a “change in control” event under certain compensation arrangements, including these legacy agreements(2)

deferred action on any new change in control agreements to new board (given the timing of the notice of non-renewal, existing agreements expire 12/31/2017)

			entered into new agreements with certain officers effective 1/1/2018 with terms and conditions more in line with current market practice, including the elimination of all tax gross-up provisions (4)	new agreements in effect on 1/1/2018(4)
Other Programs	adopted retention bonus program to incentivize management through the Restructuring	final payments made under retention program on Effective Date (7/31/2017), subject to clawback provisions in the event of certain terminations prior to 12/15/2017		suspended the Supplemental Executive Retirement Plan (“SERP”) effective 1/1/2018 (no further accruals) suspended matching contributions to the 401(k) savings and supplemental savings plans

(1)	Mr. Rigdon, a sitting director who served as president and chief executive officer on an interim basis for a five-month period beginning October 16, 2017, participated in the full plan with all three components at the target level set by his employment agreement, pro-rated for 2-1/2 months of service. See the section entitled “Short-term Incentive Compensation” for more information.
(2)	As discussed under “Change in Control Agreements,” Mr. Platt elected not to receive an emergence grant but his change in control waiver was conditioned upon, among other things, the emergence grants being made as scheduled to other company officers.
(3)	Upon our appointment of Mr. Rynd as our president and chief executive officer effective March 5, 2018, vesting of the remaining outstanding and unvested RSUs granted to Mr. Rigdon under his employment agreement was accelerated. However, his director RSU grant (5,870 RSUs) remains outstanding subject to the same terms and conditions as the grants to other non-employee directors (vesting on July 31, 2018).
(4)	Given his status as interim president and chief executive officer, Mr. Rigdon did not enter into a change in control agreement with the company. Following Mr. Rynd’s appointment as president and chief executive officer, we did enter into our new form of change of control agreement with Mr. Rynd.

Compensation Philosophy and Practice

Our Compensation Philosophy.    As a company with a global reach in an operationally-demanding, highly cyclical, and capital-intensive business, the main objectives of our executive compensation program are:

•	to attract, motivate, and retain the executive talent that we require to compete and manage our business effectively,

•	to promote a performance- and results-oriented environment, and

•	to align the interests of our executives with those of our stockholders through the use of equity and performance-based incentives.

Role of the Compensation Committee.    Our board has delegated to its compensation committee the primary responsibility for overseeing our executive compensation program. The committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key management employees. For more information about the committee’s responsibilities, see “Composition and Role of Board Committees—Compensation Committee.”

Role of Compensation Consultant.    The committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Meridian served as the committee’s compensation consultant both before and after the Restructuring. The committee’s consultant also surveys director compensation upon the request of the nominating and corporate governance committee, which is responsible for reviewing director compensation. Meridian provides no other services to, nor has any other relationship with, our company. In accordance with SEC rules, the committee has assessed Meridian’s independence and concluded that Meridian’s work has not raised any conflicts of interest.

Compensation Best Practices.    Our committee strives to align executive compensation with stockholder interests and incorporate strong governance standards into our compensation program, including through the following:

•

Emphasis on Performance-Based and At-Risk Compensation.    By design, a meaningful portion of our named executives’ pay is delivered in the form of performance-driven and at-risk incentive compensation, which closely aligns a significant portion of executive pay with successful attainment of our business objectives and, ultimately, stockholder returns.

•

Legacy Change in Control Agreements (and All Remaining Rights to Excise Tax Gross-Ups) Expired on December 31, 2017.    As previously disclosed, all of our legacy executive change of control agreements, some of which contained excise tax gross-up provisions, expired on December 31, 2017.

•

New Agreements, effective January 1, 2018, Align with Current Market Practice.    As described in greater detail under “Change of Control Agreements,” our new executive change of control agreements are in better alignment with current market practice (including reduced severance multiples, caps on certain benefits, and a “best-net” provision in the event the total payments to the executive trigger an excise tax).

•

Limited Executive Perquisites.    We offer our executives very few perquisites that are not generally available to all employees—reimbursement of certain club memberships, tax and financial planning costs, an annual executive physical and, until his retirement in October 2017, the cost of maintaining a corporate apartment for Mr. Platt in Houston, given that we required him to divide his time between our Houston and New Orleans offices.

•	No Income Tax Gross-Ups. We do not pay tax gross-ups on any perquisites.

•

No Changes to Retirement Program or Benefits During the 2017 Transition Period.    In 2010, we froze additional benefit accruals under our qualified defined benefit pension plan (our Pension Plan), and closed the SERP to new participants. All named executives now receive retirement benefits under our defined contribution retirement plan (our 401(k) Savings Plan), which has been in place since the Pension Plan was closed to new participants. There were no changes to any of our retirement programs or benefits during the 2017 transition period.

•

SERP Suspended Effective January 1, 2018.    In support of our cost-containment efforts, the current board approved suspending any additional accruals under the SERP, which has been closed to new participants since 2010.

•

Company Matching Contributions Suspended Effective January 1, 2018.    In addition to suspending the SERP, the current board approved suspending any matching contributions to the 401(k) Savings Plan and the Supplemental Savings Plan.

•

Robust Stock Ownership Guidelines Applicable to Directors and Officers.    Directors and officers are required to acquire and hold significant positions in company stock within five years of appointment or election – five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives. As a result of the recapitalization (including a cancellation of certain unvested equity and equity-based awards) that occurred by virtue of the Restructuring, the “clock” has reset for our executives, who, like members of our current board, have a period of five years from the Effective Date to come into compliance with these guidelines.

•

Clawback Policy.    Given that a substantial portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash and equity incentive compensation, which permits the company to recoup such payments in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.

Compensation Program and Payments During the 2017 Transition Period

As noted previously, the three core components of our executive compensation program are base salary, a short-term cash incentive, and long-term incentive awards. In addition to these components, the predecessor committee adopted a special retention bonus program in December 2016 in order to motivate and retain key personnel as the company worked towards an agreement with its lenders, noteholders, and sale leaseback parties on the terms of the restructuring. Given the changes in executive leadership in October 2017, the current committee made certain compensation decisions that were memorialized in a separation agreement with our outgoing chief executive officer, Mr. Platt, as well as in an employment agreement with our interim president and chief executive officer, Mr. Rigdon. This section discusses each of these compensation elements and arrangements as well as the change of control protections, retirement benefits, and limited perquisites provided to our named executives during the 2017 transition period.

Base Salary.    In prior years, the committee’s practice has been to review and determine salary levels for named executives prior to the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, market salary levels, our company’s overall financial condition, and industry conditions.

At the beginning of the 2017 transition period, executive salaries were unchanged from April 2014 levels, consistent with a general company-wide salary freeze. The named executives who were serving as our executives at that time earned the following annual base salaries: Mr. Platt, $650,000; Mr. Fanning, $395,000; and Mr. Gorski, $380,500.

Neither the predecessor committee nor the current committee approved any changes in base salaries for our named executives during the 2017 transition period. In connection with his appointment as interim president and chief executive officer, the current committee approved an employment agreement between the company and Mr. Rigdon (described in greater detail below under “Employment Agreement with Mr. Rigdon”). Under the agreement, in order to better align his interests with the longer-term interests of the company, Mr. Rigdon’s base compensation of $600,000 was structured as an annual base salary of $240,000 plus time-based RSUs with a grant date value of $360,000.

•

Fiscal 2018 Action—Minimum 15% Reduction in Executive Base Salaries.    In support of the company’s overall cost-cutting efforts, the current committee has approved a decrease in base salary, effective January 1, 2018, for our executive officers, including each of the current named executives. Specifically, the committee approved a 15% decrease in the annual base salary of each of Messrs. Fanning and Gorski, resulting in a new annual base salary of $335,750 for Mr. Fanning and $323,425 for Mr. Gorski. In addition, Mr. Rigdon and the committee agreed to amend his employment agreement in order to decrease his base salary from $240,000 to $150,000, which represented a 15% decrease in his overall base compensation (base salary plus grant date value of time-based RSUs).

Short-term Incentive Compensation.    Our typical practice is to pay short-term cash incentives to our named executives for the purpose of rewarding both company and individual performance during a given year. In recent years, the company’s STI program for executive officers has consisted of four equally-weighted performance metrics (each represents 25% of the overall target award):

•	cash flow from operations (“CFFO”), defined as net cash provided by operating activities as reported in our consolidated statements of cash flows;

•

vessel operating margin percentage (“VOMP”), which is equal to the difference between vessel revenue and vessel operating expenses, divided by vessel revenue, as reported in our consolidated statements of earnings;

•	safety performance component, which depends upon our achievement of a pre-established goal for the period, which is based upon our Total Recordable Incident Rate (“TRIR”) per 200,000 work hours; and

•	a discretionary component, based on the committee’s subjective assessment of the individual executive’s performance during the period.

The two company performance metrics—CFFO and VOMP—are among our most important shorter-term company strategic objectives.

We believe that CFFO is a core measure of the company’s performance, and our focus on CFFO is intended, among other things, to incentivize management to focus on key cash flow initiatives, including timely collection of accounts receivable balances and working down the net working capital balance due to the company that has been generated by our Angolan operations. CFFO is also important for long-term stockholder value creation in that it keeps management focused on the ability to fund growth through operations in an effort to manage debt levels.

We believe that VOMP, which captures vessel revenue net of vessel operating costs, is an important measure of the annual productivity of our asset base and is the main driver of our annual consolidated earnings performance. VOMP is important for longer-term stockholder value creation in that it incentivizes operating expense reduction, which is critical during a period of declining revenues. Given the company’s near-term focus on reducing general and administrative expenses, VOMP was not used as a performance measurement for the 2017 transition period.

We include a safety performance component in our STI plan to reinforce our commitment to continue to be an industry leader in safety. We believe that a safe work environment helps us to attract and retain a more experienced work force and gives us a competitive advantage among our peers, both in retaining existing business and when bidding for new work. In addition, a strong safety record helps us to minimize our insurance and loss costs and the overall cost of doing business.

The inclusion of a discretionary individual performance component in our typical STI program, equal to 25% of the overall target award, ensures that our committee can take into account the individual performance of our executives that is not readily evident in, or translatable from, financial results for a given quarter or year.

Each of these components is calculated separately from the other components. For each of the company metrics, the committee sets threshold, target, and maximum performance levels, with any payout scaled within that range of results (with target paying out at 100% of each component). The committee has discretion to reduce, but not increase, any payouts earned on the basis of the three company performance metrics.

The committee’s practice has been to approve the executive STI plan during the first quarter of our fiscal year. In approving the plan, the committee approves the company performance metrics, the specific performance levels for each metric, and the target award for each named executive, which is expressed as a percentage of the executive’s base salary. In March 2016, given the uncertain economic outlook and in support of the company’s cost-cutting efforts, the predecessor committee approved a decrease of 20% in each named executive’s overall STI target opportunity for bonuses earned during fiscal 2017 (April 1, 2016—March 31, 2017).

At the time that the predecessor committee began to consider an STI program for the next fiscal year, the company was engaged in restructuring negotiations. Given the difficulty of setting financial targets in the context of a corporate restructuring and considering, among other factors, the retention bonus program that had been put in place in December of 2016 (as described below), the predecessor committee decided to defer approval of the 2017 transition period STI program until after the restructuring was complete.

In the fall of 2017, the current committee approved a simplified STI plan for the company’s executives for the 2017 transition period. Given the Restructuring and the change in our fiscal year, the committee determined that the 2017 transition period STI plan for our executives, other than Mr. Rigdon, would be limited to the safety component, both as the sole performance metric and in overall percentage bonus opportunity for each participant. Depending on the level of performance, payout would range between 0-150% of target, and, subject to certain exceptions, the executive must be employed with the company on the last day of the 2017 transition period in order to earn a bonus under the plan.

With respect to Mr. Rigdon, who served as interim president and chief executive officer beginning October 16, 2017, his target STI award of $600,000 (pro-rated for partial year service) was included as a term of his employment agreement. The committee decided that Mr. Rigdon would participate in the STI plan approved for members of management who did not receive an emergence grant. Under that STI plan, Mr. Rigdon’s STI award for the 2017 transition period was based on three of the four components typically included in our STI plan (CFFO, safety, and individual performance), with CFFO weighted at 50% of the target award and the other two components weighted at 25% each.

The following table illustrates how our named executives’ target awards have changed over the past three reporting periods, both as a percentage of salary and in target award amounts.

Comparison of Historical STI Plan Targets
	Fiscal 2016		Fiscal 2017		2017 Transition Period (annualized)(1)			Change in 2017 TP Target Award (annualized)(1)
Named Executive	% of Salary (%)	Target Award ($)	% of Salary (%)	Target Award ($)	% of Salary (%)		Target Award ($)	from Fiscal 2016 ($)	from Fiscal 2017 ($)
Larry T. Rigdon(2)	—	—	—	—	100	%(3)	600,000	—	—
Jeffrey M. Platt(2)	110%	715,000	88%	572,000	22%		143,000	(572,000)	(429,000)
Quinn P. Fanning	95%	375,250	76%	300,200	19%		75,050	(300,200)	(225,150)
Jeffrey A. Gorski	95%	361,475	76%	289,180	19%		72,295	(289,180)	(216,885)

(1)	For comparison purposes, these figures for the nine-month 2017 transition period have been annualized. The next table details both the annualized and nine-month target awards for each named executive for the 2017 transition period.
(2)	As noted previously, Mr. Platt retired from all positions with our company effective October 15, 2017 and Mr. Rigdon, a sitting director, was appointed to succeed him as president and chief executive officer on an interim basis beginning October 16, 2017. Mr. Rigdon served in these roles for approximately five months (until March 5, 2018, the effective date of Mr. Rynd’s appointment as president and CEO).
(3)	Mr. Rigdon’s target STI award was equal to 100% of his overall base compensation (base salary of $240,000 plus time-based RSUs with a grant date value of $360,000).

The table below details the target STI award opportunities for each named executive for the 2017 transition period:

Breakdown of 2017 Transition Period Target STI Award Opportunity
	2017 Transition Period Target STI Award				Target Dollar Value of Each STI Component(2)
Named Executive	% of Salary (%)		Target Award (annualized)(1) ($)	Target Award (adjusted for service period)(1) ($)	CFFO ($)	Safety ($)	Individual Performance ($)
Larry T. Rigdon	100	%(3)	600,000	125,000	62,500	31,250	31,250
Jeffrey M. Platt	22%		143,000	77,458	—	77,458	—
Quinn P. Fanning	19%		75,050	56,288	—	56,288	—
Jeffrey A. Gorski	19%		72,295	54,221	—	54,221	—

(1)	This table details both the annualized STI target awards for each named executive (included in the previous chart) as well as the target award as adjusted for the portion of the 2017 transition period in which the named executive provided services to the company. During the 2017 transition period, Mr. Rigdon served two-and-a-half months as an executive (from October 16 – December 31, 207) while Mr. Platt served as an executive for six-and-a-half months (from April 1 – October 15, 2017). For Messrs. Fanning and Gorski, who served as executive officers during the entire 2017 transition period, the adjusted target award is based on a full nine-month period of service.
(2)	As noted above, the 2017 transition period STI target award for each of Messrs. Platt, Fanning and Gorski was limited to the safety component.
(3)	As noted above, Mr. Rigdon’s target award was 100% of his base compensation (base salary plus grant date value of time-based RSUs).

Consistent with practice in prior years, the committee decided to set the safety target for the 2017 transition period at 0.18 TRIR. TRIR is calculated by multiplying the number of recordable injuries by 200,000 and dividing that product by the total number of hours worked. A lower TRIR means fewer injuries. Under the safety matrix approved by the committee, at a TRIR of 0.22 or greater, there would be no payout. At a threshold TRIR of 0.21, 25% of the safety target would be earned. At TRIR of 0.10 or less, the executive would earn a maximum of 150% of the safety target (a decrease from the fiscal 2017 safety target payout cap of 200%). For results falling between two performance levels (threshold and target or target and maximum), results would be pro-rated. Actual TRIR for the 2017 transition period was 0.13, earning a payout of 130% of the safety target for each named executive.

With respect to CFFO, considering the unique nature of the 2017 transition period, the committee determined that the performance period would run from the date that the company emerged from bankruptcy (the Effective Date) through the end of the transition period. The committee approved a target for the five-month period of $0 CFFO, which was higher than budgeted CFFO for the same period. A CFFO of less than $(75) million would result in no payout. At a threshold of $(75) million, 25% of the CFFO target would be earned. At CFFO of $200 million or more, the executive would earn a maximum of 150% of the CFFO target (a decrease from the fiscal 2017 financial target cap of 300%). As with the safety metric, results falling between two performance levels (threshold and target or target and maximum) would be prorated. Actual CFFO for the performance period was $(35.546) million, which yielded a 15% payout of the CFFO target for Mr. Rigdon.

In consideration of Mr. Rigdon’s guidance and direction in cost-reduction efforts and a further rationalization of the owned fleet, together with his general leadership during a critical transitional period for the company, the committee approved a 100% target payout of his individual performance at $31,250 for the period in 2017 he served as the interim president and chief executive officer.

The following chart details the payouts to each of our named executives under the 2017 transition period STI plan.

2017 Transition Period STI Plan Payouts
Named Executive	Target Award (adjusted for service period) ($)	Payout by Component(1)			Total Award Earned ($)	As a % of Target Award
		CFFO ($)	Safety ($)	Individual ($)
Larry T. Rigdon	125,000	9,375	40,625	31,250	81,250	65%
Jeffrey M. Platt(2)	77,458	—	77,458	—		100%
Quinn P. Fanning	56,288	—	73,174	—		130%
Jeffrey A. Gorski	54,221	—	70,488	—		130%

(1)	As noted above, the 2017 transition period STI awards for Messrs. Platt, Fanning and Gorski were limited to the safety component.
(2)	In accordance with the terms of his separation agreement, Mr. Platt received an STI bonus in an amount equal to his target award, pro-rated for the portion of the 2017 transition period in which he provided services to the company. For more information, see “Separation Agreement with Mr. Platt.”

December 2016 Retention Program.    Given the importance of retaining key personnel in order to effectuate a successful restructuring amid the demands of operating the business through a prolonged industry downturn, in December 2016, the predecessor committee, in consultation with its compensation consultant, adopted a special retention program. The retention program was intended to motivate and retain officers and certain key personnel through both the industry down cycle and the restructuring process.

Under this program, which was designed to supplement (rather than replace) the company’s existing compensation arrangements, each named executive was eligible to earn a retention bonus divided into three separate installment payments. Given that a primary purpose of the retention program was to retain essential personnel through a critical one-year period, the incentive agreement included certain restrictive covenants (including agreements not to compete or solicit company clients or employees) that would apply during the one-year retention period (through December 15, 2017) and, in the event that the named executive terminated employment during the year without “good reason,” for one year from the date of termination.

The first installment, equal to 50% of the retention bonus, was paid to each named executive on December 15, 2016, the execution date of the incentive agreement. The second installment, equal to 25% of the retention bonus, was paid on April 14, 2017 (120 days after the incentive agreement’s effective date), although it would have been paid on execution of the RSA, if that event had occurred prior to April 14. The third installment (the final 25%) was paid on the Effective Date (July 31, 2017).

Long-term Incentive Compensation.    We have historically granted long-term incentive compensation in the form of annual equity or equity-based grants to our named executives, generally using a multiple of each executive’s base salary to determine the overall grant size. However, during the restructuring negotiations, the predecessor committee decided to defer consideration of any long-term incentive grants until the resolution of that process.

Prior to the Restructuring, the last time the predecessor committee had approved long-term incentive grants to our executives was in March 2016. As a result of the Restructuring, all unvested equity and equity-based awards and all unexercised options held by our executives were cancelled for no value. Although many of our executives had significant stock ownership prior to the Restructuring, the predecessor board and predecessor committee recognized that it would be critical to have a new long-term incentive program in place in order to attract, incentivize, and retain the management team necessary to execute our post-Restructuring business strategy.

Adoption of a New Equity Plan.    Among other things, the Restructuring Plan fulfilled the terms and conditions of the RSA between us, certain of our subsidiaries, and a very high percentage of our pre-bankruptcy lenders and noteholders. In connection with those negotiations and considering the recapitalization that would result from the Restructuring, the parties agreed to include a new management incentive plan (the Tidewater Inc. 2017 Stock Incentive Plan or “2017 Plan”), as an exhibit to the RSA. The 2017 Plan became effective on July 31, 2017 pursuant to the terms of the Restructuring Plan and without need for further action by our board or any approval by our stockholders. Based on the number of shares of common stock that were issued or issuable on the Effective Date, a maximum of 3,048,877 shares were reserved for issuance under the 2017 Plan (representing 8% of the pro forma fully-diluted common equity in our reorganized company).

Emergence Grants.    The RSA parties also agreed that a certain percentage of the shares reserved for issuance under the 2017 Plan would be granted as time-based restricted stock units (“RSUs”) within 30 days of the Effective Date in accordance with a pre-determined allocation schedule and agreed-upon form of award agreement (the “emergence grants”), with the remainder of the shares available for future grants in the discretion of the current committee.

Given that the Restructuring could qualify as a “change of control” under certain pre-restructuring compensation plans or programs (including the legacy change of control agreements discussed below), as a condition to the execution of the RSA, each officer of the company (including Messrs. Platt, Fanning, and Gorski) entered into a change of control waiver letter (a “waiver letter”), in which he agreed to a conditional waiver of certain change of control protections or compensation arrangements in exchange for the consideration summarized below under “Change of Control Agreements.” For each of Messrs. Fanning and Gorski, that consideration included his emergence grant. Mr. Platt elected to forgo an emergence grant but his waiver letter would have been ineffective if, among other things, the committee failed to make an emergence grant to any officer with the title of vice president or higher as provided in the allocation schedule (thus excluding any officer, such as himself, who elected to forgo such an award).

Considering all the factors above, on August 18, 2017, the current committee formally approved the emergence grants in accordance with the allocation schedule, including 194,366 RSUs granted to each of Messrs. Fanning and Gorski. With the committee’s approval of the emergence grants within the prescribed deadline, all conditions to each waiver were fulfilled and each waiver letter thereby came into full force and effect, including those entered into by the named executives.

The emergence grants will vest in equal installments on each of the first three anniversaries of the date of grant, subject to the recipient’s continued employment. However, each emergence grant will vest in full upon an involuntary termination of employment without “cause” or a voluntary resignation with “good reason” (each as defined in the 2017 Plan). The emergence grants are also subject to certain restrictive covenants, including a customary covenant not to disclose confidential company information, a one-year post-employment covenant not to compete, and a two-year post-employment covenant not to solicit employees away from the company.

RSU Grants to Mr. Rigdon.    As noted previously, Mr. Rigdon was appointed as an independent director on the Effective Date and initially participated in our compensation program for non-employee directors. Under that program, each of our independent directors, including Mr. Rigdon, received a grant of 5,870 time-based RSUs on September 12, 2017 (with a grant date value of approximately $168,750). This grant will vest on July 31, 2018, the first anniversary of his appointment to the board, with earlier vesting in certain circumstances as described under “Director Compensation—Compensation Paid to Non-Employee Members of Current Board.”

Upon his October 16, 2017 appointment as our interim president and chief executive officer, as part of his base compensation under his employment agreement, Mr. Rigdon received an additional grant of time-based RSUs (13,403 RSUs with a grant date value of approximately $360,000). These RSUs will vest one-fourth per quarter on each of January, April, July, and October 16 of 2018, subject to his continued employment with the company on the applicable vesting date. However, vesting of these awards will accelerate upon the occurrence of certain changes in control of the company or if his employment is terminated by the company without “cause” (defined in the agreement to include the appointment of a long term successor to the president and chief executive officer roles). Therefore, the vesting of this RSU grant accelerated on March 5, 2018 (per his agreement) when we appointed Mr. Rynd to succeed him as president and chief executive officer, although his director RSU grant remains outstanding in accordance with its original terms. For more information on our arrangements with Mr. Rigdon, see the section entitled “Employment Agreement with Mr. Rigdon.”

Change of Control Agreements.    We have entered into change of control agreements with certain officers, including each of our named executives other than Mr. Rigdon (given his interim status). We continue to offer our executives change of control benefits for several reasons. Change of control protections for our named executives and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company.

However, in July 2016, the predecessor committee made a decision to renegotiate all existing change in control agreements with company officers and therefore gave a notice of non-renewal to each officer. As a result, each of these agreements was scheduled to expire automatically on December 31, 2017 unless a “change of control” occurred on or prior to that date. A few of these legacy agreements (including Mr. Fanning’s agreement) included the right to receive an excise tax gross-up if such a tax was triggered in connection with the officer’s termination following a change of control. In early 2017, given the status of the restructuring negotiations, the predecessor committee decided to defer consideration of any new change of control agreements to the new board, although the legacy agreements continued in effect through December 31, 2017.

As noted above under “Long-term Incentive Compensation,” the Restructuring could have been deemed to be a “change of control” under certain pre-restructuring compensation plans or programs (including the legacy change of control agreements) and each of our officers agreed to execute the waiver letter in which he conditionally waived certain change of control protections or compensation arrangements in exchange for stated consideration. Specifically, the waiver letter for each of Messrs. Platt, Gorski, and Fanning provided that (1) the consummation of the Restructuring transaction would not be a “Change in Control” under (a) his legacy change in control agreement or (b) his outstanding long-term incentive award agreements and (2) certain unvested LTI awards would be forfeited, without any payment to the named executive, immediately prior to the Effective Date. For each of Messrs. Fanning and Gorski, that consideration also included receipt of his emergence grant. Mr. Platt elected to forgo an emergence grant but his waiver letter would have been ineffective if, among other things, the committee failed to make an emergence grant to any officer with the title of vice president or higher as provided in the allocation schedule (thus excluding any officer, such as himself, who elected to forgo such an award). Once the emergence grants were formally approved by the committee on August 18, 2017, these change in control waivers were in full force and effect.

•

Fiscal 2018 Actions—New Change of Control Agreements and Elimination of Legacy Tax Gross-up Obligations.    As previously announced, the current committee approved a new form of change of control agreement that was entered into with certain company officers effective January 1, 2018. Messrs. Fanning and Gorski were the only named executive officers who entered into the agreement at that time, given Mr. Platt’s departure from the company during 2017 and Mr. Rigdon’s status as interim president and chief executive officer.

•

The agreement has an initial term of one year (January 1-December 31, 2018) but is subject to one-year “evergreen” renewal periods unless the Company provides written notice to the officer by June 30 of a given year that it does not wish to extend the agreement past its then-current term.

•

The agreement provides the officer with certain employment protections for a two-year period following a change in control of the company. In addition, if the officer is terminated without “cause” or terminates his own employment with “good reason” during that two-year protected period (as defined in the agreement), he will be entitled to receive certain payments and benefits. Specifically, among other benefits, the officer would be entitled to receive: (1) a cash severance payment equal to a specific multiple (two times for the chief executive officer, one-and-a-half times for any executive vice president, and one time for all other officers) of the sum of (a) his base salary in effect at the time of termination and (b) his target bonus; (2) a pro-rata cash bonus for the fiscal year in which the termination occurs; (3) a cash payment equal to any accrued but unpaid bonus for a completed fiscal year; and (4) reimbursement for the cost of insurance and welfare benefits for a specified number of months (24 months for the chief executive officer, 18 months for any executive vice president, and 12 months for all other officers) following termination of employment.

•

Under the agreement, the officer would not be entitled to any tax gross-ups for excise taxes that may be triggered under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. However, the officer would be entitled to receive the “best net” treatment, which means that if the total of all change of control payments due him exceeds the threshold that would trigger the imposition of excise taxes, the officer will either (1) receive all payments and benefits due him and be responsible for paying all such taxes or (2) have his payments and benefits reduced such that imposition of the excise taxes is no longer triggered, depending on which method provides him the better after-tax result.

Retirement Benefits.    Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants) and a qualified defined contribution retirement plan (the 401(k) Savings Plan). We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. Since January 1, 2011, qualified retirement benefits have been provided through our 401(k) Savings Plan.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan, which acts as a supplement to our 401(k) Savings Plan, and a SERP that operates as a supplement to our Pension and 401(k) Savings Plans. Both the Supplemental Savings Plan and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue

Code. The SERP has been closed to new participants since March 1, 2010, although individuals who were participants as of that date continued to accrue benefits under it. Currently, all of the named executives are SERP participants except for Messrs. Gorski and Rynd, each of whom joined the company after the SERP was closed to new participants. Mr. Rigdon, who retired from the company in 2002, is currently receiving payouts under the SERP based on his prior service and has not accrued any additional benefits for his service as interim president and chief executive officer.

•	Fiscal 2018 Actions—SERP Suspension. In support of the company’s cost-containment efforts, the board has suspended any additional accruals under the SERP, effective January 1, 2018.

•

Fiscal 2018 Actions—Contributions Suspended For 401(k) Savings Plan and Supplemental Savings Plan.    In support of the company’s cost-containment efforts, the company has suspended any matching contributions to the 401(k) Savings Plan and the Supplemental Savings Plan, effective January 1, 2018.

Other Benefits.    We also provide certain limited perquisites to our named executives. For the 2017 transition period, these perquisites consisted primarily of tax and financial planning services, an executive physical, club dues for one country club membership for each named executive, lunch club memberships, and, until his retirement in October 2017, a corporate apartment in Houston for Mr. Platt, who was required to divide his time between our Houston and New Orleans offices. We do not provide tax gross-ups on any perquisites.

Separation Agreement with Mr. Platt.    As noted previously, Mr. Platt retired from his position as president, chief executive officer, and a director of the company effective October 15, 2017. In connection with his retirement, Mr. Platt and the company entered into a separation agreement. Under this agreement, in addition to any other accrued but unpaid compensation and benefits, Mr. Platt received the following:

•

in consideration of his efforts in navigating the company through a successful restructuring, a cash separation payment equal to $1.22 million (the sum of his most recent annual base salary and target annual bonus), which was paid to him in a lump sum following the effectiveness of the agreement;

•

a prorated annual bonus in the amount of $77,458 for the period beginning April 1, 2017 and ending October 15, 2017, which was paid to him in the first quarter of fiscal year 2018, when annual bonuses were paid to other executives of the company;

•

payment of his vested accrued SERP benefits and an additional payment of approximately $830,000 representing the difference between his vested SERP payment and the calculation of his SERP payment without applying provisions of the SERP that would have reduced his benefits for an early retirement prior to age 62; and

•	continued participation in the company’s group health plan at the active employee rate (which is paid by Mr. Platt) until he attains age 62.

The agreement provided for a mutual release of all claims between the parties as well as customary post-employment obligations including mutual nondisparagement, nondisclosure of confidential information, nonsolicitation of employees and business relations, and noncompetition.

Employment Agreement with Mr. Rigdon.    On October 16, 2017, the board appointed Mr. Rigdon, a former executive of the company who had joined our board as an independent director in connection with the Restructuring, to serve as president and chief executive officer on an interim basis while it conducted a search for a longer term successor to that role. In connection with this appointment, the company and Mr. Rigdon entered into an employment agreement. Under this agreement, Mr. Rigdon is entitled to the following:

•	base compensation of $600,000, which was divided between:

•	a base salary at an annual rate of $240,000 (decreased by mutual amendment in early 2018 to $150,000, which represents a decrease of 15% in overall base compensation), and

•	a grant of time-based RSUs on October 16, 2017, valued at $360,000 on the date of grant, which vests in four equal quarterly installments;

•	participation in the short-term cash incentive plan, with a target annual bonus opportunity equal to $600,000 (prorated for partial years); and

•	participation in all benefit plans and programs available to other executives of the company.

In the event that, prior to October 15, 2018, we terminated his employment without “cause” (defined in the agreement to include the appointment of a long term successor to the president and chief executive officer roles), Mr. Rigdon would be entitled to a lump-sum severance payment equal to the base salary that would have been paid to him through October 15, 2018, but for such earlier termination, and any unvested portion of his equity grant will vest in full.

As described below, following the end of the 2017 transition period, Mr. Rigdon’s interim service as president and chief executive officer ended on March 5, 2018, when we appointed John T. Rynd as president, chief executive officer, and a director. Our appointment of Mr. Rynd triggered Mr. Rigdon’s rights to the termination without cause benefits described above (lump sum severance plus accelerated vesting of the RSUs granted to him under his employment agreement), effective as of March 5, 2018. In addition, Mr. Rigdon will be eligible to receive a pro rata bonus under the fiscal 2018 STI plan (based on the number of days he was employed during the year).

Appointment of New President and CEO in Fiscal 2018

As previously announced, we appointed John T. Rynd as our president, chief executive officer, and a director effective March 5, 2018. We entered into an employment agreement with him as well as a side letter that established his initial base salary. The agreement has a three-year term (through March 5, 2021) but is subject to one-year “evergreen” renewal periods unless the company provides written notice to Mr. Rynd at least 60 days prior to the expiration date that it does not wish to extend the agreement past its then-current term.

The agreement provides for an initial base salary of $705,000, which may be increased but not decreased during the term except with Mr. Rynd’s written consent. However, given that we reduced base salaries for certain executive officers by 15% effective January 1, 2018 as part of our cost containment measures, we entered into a side letter with Mr. Rynd, which provides that from his first day as an executive officer, his base salary will also be reduced by 15% until such time as the salary reduction is lifted for other executives. As a result of the side letter, Mr. Rynd’s starting base salary is $600,000.

The agreement establishes Mr. Rynd’s target award opportunity in the STI program at 100% of base salary, pro-rated for partial year service. In addition, as contemplated by the agreement, he received an initial LTI grant with a grant date target value of $2,750,000. Of this amount, 40% was granted to Mr. Rynd as time-based RSUs and the remaining 60% will be structured as a performance-based award based on metrics to be mutually agreed upon between Mr. Rynd and the committee. In the event of Mr. Rynd’s death or termination due to disability during the term of the agreement, Mr. Rynd would be entitled to receive a pro-rata STI award for the year of termination based on actual performance and all of his outstanding unvested equity awards would accelerate, with performance deemed to have been achieved at target performance levels for any performance-based awards. In the event that we terminate Mr. Rynd’s employment without “cause” or if he terminates his employment with “good reason” during the term, he would be entitled to one year of his then-current base salary and a target bonus for the year of termination, which would be paid to him in equal installments over a twelve-month period after the date of termination. In addition, Mr. Rynd would receive a pro-rata STI award for the year of termination based on actual performance and the vesting of any unvested portion of his initial LTI grant will accelerate, with performance deemed to have been achieved at target performance levels for the performance-based portion.

Our agreement with Mr. Rynd contains certain restrictive covenants that apply to him during and after his employment, including an agreement to not disclose confidential information and, for a two-year period following his termination of employment for any reason, non-competition and non-solicitation agreements. As noted previously, we have also entered into a change of control agreement with Mr. Rynd, on the same terms as described for our new 2018 agreements under “Change of Control Agreements.” If a “change of control” (as defined in the change of control agreement) occurs, then the change of control agreement will govern the terms of Mr. Rynd’s employment and the employment agreement will be of no further force and effect. In addition to the benefits that he would receive under the change of control agreement, the vesting of any unvested portion of his initial LTI grant will accelerate upon a change of control, with performance deemed to have been achieved at target performance levels for the performance-based portion.

Compensation and Equity Ownership Policies

Clawback Policy.    Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under our stock ownership guidelines, our officers are required to hold the following amounts of company stock within five years of becoming an officer:

•	5x salary for the chief executive officer;

•	3x salary for the chief operating officer, chief financial officer, and executive vice presidents; and

•	2x salary for all other officers.

If an officer’s ownership requirement increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental requirement begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based equity awards count as shares of company stock, but any performance-based awards do not. As a result of the recapitalization (including a cancellation of certain unvested equity and equity-based awards) that occurred by virtue of the Restructuring, our executives, like members of our current board, have a period of five years from the Effective Date to come into compliance with these guidelines. Mr. Rynd will have five years from his date of appointment (March 5, 2018) to come into compliance with these guidelines.

Prohibition on Hedging and Pledging Transactions.    Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. This policy includes a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to our securities, regardless of whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, the policy includes a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.

2017 TRANSITION PERIOD SUMMARY COMPENSATION TABLE

The following table summarizes, for the 2017 transition period and each of the two prior fiscal years, the compensation paid to each of our NEOs in all capacities in which they served.

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compen sation(5) ($)	Change in Pension Value and Nonqualified Deferred Compen sation Earnings (6) ($)	All Other Compen sation(7) ($)	Total ($)
Larry T. Rigdon(8)	TP 2017	50,000	31,250	528,768	—	50,000	—	13,182	673,200
Former Interim President and Chief Executive Officer

Jeffrey M. Platt(9)	TP 2017	352,084	575,000	—	—	77,458	2,181,347	1,253,094	4,438,982
Former President and Chief Executive Officer	2017	650,000	718,000	—	—	543,400	2,116,652	70,875	4,098,927
	2016	650,000	171,600	969,183	290,807	717,950	1,286,486	73,275	4,159,301

Quinn P. Fanning	TP 2017	296,250	300,000	4,693,939	—	73,174	501,466	20,674	5,885,503
Executive Vice President and Chief Financial Officer	2017	395,000	375,050	—	—	285,190	405,514	43,660	1,504,414
	2016	395,000	91,936	625,287	187,655	376,798	237,325	41,072	1,955,073

Jeffrey A. Gorski	TP 2017	285,375	287,500	4,693,939	—	70,488	—	45,934	5,383,235
Executive Vice President and Chief Operating Officer	2017	380,500	359,795	—	—	274,721	—	70,651	1,085,667
	2016	380,500	85,850	625,287	187,655	362,967	—	61,879	1,704,138

(1)	Data is presented for fiscal years 2016 and 2017 (“2016” and “2017,” respectively) plus the 2017 transition period (“TP 2017”), which was the nine-month period from April 1 to December 31, 2017.
(2)	For the 2017 transition period, the value reported in this column for each of Messrs. Platt, Fanning, and Gorski represents the last two installments of the retention bonus paid to him in the 2017 transition period pursuant to a retention program that was adopted by the predecessor board during fiscal 2017. For more information on the retention program, see “December 2016 Retention Program.” The value reported in this column for Mr. Rigdon represents the amount paid to him for individual performance under our 2017 transition period STI plan for the portion of the period in which he served as an executive officer (October 16 —December 31, 2017). For more information on our STI plan, see “Short-term Incentive Compensation.”
(3)	For the 2017 transition period, this figure represents the value of time-based restricted stock units (“RSUs”) granted to our named executives. The RSUs granted to Messrs. Fanning and Gorski during the 2017 transition period were negotiated as part of the RSA. Because of his change in status during the 2017 transition period (see footnote 8), Mr. Rigdon received two time-based RSU grants during the period. The first grant he received was a director grant on September 12, 2017 (5,870 RSUs) and the second grant was made on October 16, 2017 pursuant to the terms of his employment agreement (13,403 RSUs). For more information regarding the RSUs granted during the 2017 transition period, see “Long-term Incentive Compensation.” We value time-based RSUs based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 at the closing sale price per share of our common stock on the date of grant. For information regarding the assumptions made by us in valuing our RSU awards, please see Note 10 to our consolidated financial statements included in our report on Form 10-KT for the transition period ended December 31, 2017. Any stock awards that were granted prior to, but were unvested as of, the Effective Date were cancelled for no value on such date as a result of the Restructuring.
(4)	Reflects the aggregate grant date fair value of the options granted to the named executives in fiscal 2016, computed in accordance with FASB ASC Topic 718 and determined using the Black-Scholes option model. All stock options that were granted prior to, but were unexercised as of, the Effective Date were cancelled for no value on such date as a result of the Restructuring.
(5)	Represents amounts actually paid to our named executives based on company performance for the period under our STI plan. For Mr. Rigdon, this represents a payout based on CFFO and safety, pro-rated for the portion of the transition period in which he was an executive. For Mr. Platt, this represents a pro-rata target safety award as provided in his Separation Agreement. For each of Messrs. Fanning and Gorski, this represents a payout based on safety only. For more information on our STI plan, see “Short-term Incentive Compensation.”
(6)	Reflects the change from the prior fiscal year in the actuarial present value of each named executive’s accumulated benefit under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan (“SERP”). Both of these plans have been closed to new participants and Mr. Gorski does not participate in either plan. In addition, the SERP has been suspended and existing participants will not accrue any additional benefits effective January 1, 2018. See notes 8 and 9 regarding the participation in the Pension Plan and SERP by Messrs. Rigdon and Platt, respectively.

(7)	The following chart provides a breakdown of the amounts included in each named executive’s “All Other Compensation” column for the 2017 transition period:

Name	Contributions to 401(k) Savings Plan and Supplemental Savings Plan ($)	Director Fees(8) ($)	Severance Payment(9) ($)	Perquisites ($)	Total, All Other Compensation ($)
Mr. Rigdon	1,200	11,820	—	162	13,182
Mr. Platt	6,538	—	1,220,000	26,556	1,253,094
Mr. Fanning	10,188	—	—	10,486	20,674
Mr. Gorski	31,248	—	—	14,686	45,934

Mr. Rigdon’s perquisite cost represents the cost of company-paid parking for the portion of the 2017 transition period during which he served as an executive (from October 16 – December 31, 2017). See footnote 8 for a description of the other amounts reported for him in this column. For Mr. Platt, his perquisite cost includes financial planning and income tax preparation ($8,381), the cost of company-paid parking through his date of termination ($2,931), and the cost of a corporate apartment in Houston through his date of termination. See footnote 10 for a description of how we calculate the apartment cost and footnote 9 for a description of the other amounts reported for Mr. Platt in this column. For each of Messrs. Fanning and Gorski, his perquisite cost includes financial planning and income tax preparation ($6,198 for each), the cost of company-paid parking ($975 for each), lunch club memberships ($3,313 for Mr. Fanning and $6,168 for Mr. Gorski), and, for Mr. Gorski, the cost of an executive physical ($1,345). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

(8)	Mr. Rigdon, a former Tidewater executive who retired from our company in 2002, was appointed as one of six independent directors effective July 31, 2017. Following Mr. Platt’s retirement in October of 2017, Mr. Rigdon agreed to serve as interim president and chief executive officer while the board conducted a search for a permanent replacement. He served in those executive roles for a period of approximately five months until we appointed John T. Rynd as our president, chief executive officer, and a director (October 16, 2017-March 5, 2018). Mr. Rigdon participated in our director compensation program during the period beginning with his appointment to the board (July 31, 2017) up until his appointment as an executive officer on October 16, 2017, and received certain cash fees and an RSU grant under that program. However, his participation in that program ended effective with his appointment as an executive officer and his compensation during the 2017 transition period was governed by an employment agreement that we entered into with him. For more information, see “Employment Agreement with Mr. Rigdon.” As a former executive, Mr. Rigdon participates in our Pension Plan and SERP and is currently receiving installment payments under those plans based on his prior service. As both plans are now frozen, he did not accrue any additional benefits under either plan for his service as interim president and chief executive officer although he continues to receive installment payments under those plans based on his prior service. He received a total of $94,742 in pension plan and SERP payments during the 2017 transition period, which is not included in the above table.
(9)	Mr. Platt retired from all positions with the company on October 15, 2017 and the company entered into a separation agreement with him. Under that agreement, Mr. Platt was entitled to receive certain payments and benefits, including a $1,220,000 cash severance payment, as described under “Separation Agreement with Mr. Platt.” In addition, Mr. Platt received an additional payment of approximately $830,000 representing the difference between his vested SERP payment and the calculation of his SERP payment without applying provisions of the SERP that would have reduced his benefits for an early retirement prior to age 62, which is included in the calculation of his “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column for the 2017 transition period.
(10)	While he served as our chief executive officer, Mr. Platt divided his time between our New Orleans and Houston offices, and thus we covered the cost of maintaining a corporate apartment in Houston for him. We value this perquisite by subtracting from the actual annual cost of the apartment the estimated amount saved on hotel room expenses for the number of nights Mr. Platt spent in Houston. For the 2017 transition period, the aggregate incremental cost to the company to provide this benefit to Mr. Platt was $15,244.

Salary.    Salaries paid to our named executives are set forth in the 2017 Transition Period Summary Compensation Table. For the 2017 transition period, salaries paid to each named executive who was serving as an executive at the end of the fiscal year accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Rigdon, 7.4%; Mr. Fanning, 5.5%; and Mr. Gorski, 5.3%. As described in “Overview of Executive Compensation—Compensation Program and Payments in the 2017 Transition Period—Base Salary,” in support of its cost-cutting efforts, the committee has approved a decrease in base salaries for each named executive effective January 1, 2018.

Bonus and Non-equity Incentive Plan Compensation.    The amounts reported in the “Bonus” column of the Summary Compensation Table reflect (1) for each of Messrs. Platt, Fanning, and Gorski, the last two installments of the retention bonus paid to him in the 2017 transition period pursuant to a retention program that was adopted by the predecessor board during fiscal 2017 and (2) for Mr. Rigdon, the amount paid to him for individual performance under our 2017 transition period STI plan. The amounts reported in the “Non-equity Incentive Plan Compensation” column of the Summary Compensation Table reflect amounts actually paid to our named executives based on company performance for the period under our STI plan. For more information, see “Overview of Executive Compensation—Compensation Program and Payments in the 2017 Transition Period—December 2016 Retention Program” and “—Short-term Incentive Compensation.”

Long-Term Incentive Compensation. Given the inherent difficulty in setting long-term performance metrics in the midst of a restructuring, all long-term incentives granted during the 2017 transition period were in the form of time-based RSUs. For information regarding these awards, see Overview of Executive Compensation–Compensation Program and Payments in the 2017 Transition Period—Long-term Incentive Compensation.”

Employment Agreements. Only one of our named executives, Mr. Rigdon (a sitting director who served as our president and chief executive officer on an interim basis for a five-month period beginning in October 2017), was party to an employment agreement during the 2017 transition period, details of which may be found under “Overview of Executive Compensation—Compensation Program and Payments in the 2017 Transition Period—Employment Agreement with Mr. Rigdon.” We have entered into a change of control agreement with each of Messrs. Fanning and Gorski, which provides certain employment protections during a two-year period following the occurrence of certain changes of control of the company. Our legacy change of control agreements expired on December 31, 2017 and we entered into new agreements with each of them, effective January 1, 2018, which, among other things, eliminate any legacy rights to excise tax gross-ups and better align with current market practice. For more information, see “Overview of Executive Compensation—Compensation Program and Payments in the 2017 Transition Period—Change of Control Agreements.”

In addition, after the end of the 2017 transition period, we announced the appointment of John T. Rynd as our new president, chief executive officer, and a director effective March 5, 2018. In connection with his appointment, we entered into certain compensation arrangements with Mr. Rynd, details of which may be found under “Overview of Executive Compensation—Appointment of New President and CEO in Fiscal 2018.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table details the outstanding equity awards held by our named executives as of December 31, 2017.

Name	Number of Shares or Units(1) (#)		Market Value(2) ($)
Larry T. Rigdon	19,273	(3)	470,261
Jeffrey M. Platt	—		—
Quinn P. Fanning	194,366	(4)	4,742,530
Jeffrey A. Gorski	194,366	(4)	4,742,530

(1)	Represents unvested time-based RSUs held by our named executives. Once vested, each RSU entitles its holder to receive one share of our common stock.
(2)	The market value of all reported stock awards is based on the closing price of our common stock on the last trading day of the 2017 transition period, December 29, 2017, as reported on the NYSE ($24.40).
(3)	Mr. Rigdon received two grants during the 2017 transition period (one in September 2017 in consideration of his service as director and one in October 2017 in consideration of his service as interim president and chief executive officer). The employment grant (13,403 RSUs) was scheduled to vest in equal quarterly installments over a one-year period beginning January 16, 2018. One-quarter of these RSUs (3,351) vested on January 16, 2018. Upon our appointment of Mr. Rynd to serve as president and chief executive officer effective March 5, 2018, the vesting of the remainder of the employment grant was accelerated (10,052 RSUs). Mr. Rigdon’s director grant (5,870 RSUs), like the equity grants made to our other non-employee directors, is scheduled to vest on July 31, 2018.
(4)	These RSU grants were negotiated as part of the Restructuring and vest one-third per year on August 18 of each of 2018, 2019, and 2020.

PROPOSAL 4: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending December 31, 2018. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Abstentions will be treated as votes against this proposal. Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal if the owner of such shares does not provide voting instructions. With respect to shares held of record, if no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for fiscal 2018. For more information, please see “Questions and Answers about the Annual Meeting and Voting.”

Representatives of Deloitte & Touche are expected to be present at the 2018 annual meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board, which is available under “Committee Charter Downloads” in the “About Tidewater–Corporate Governance” section of our website at www.tdw.com. Our primary function is to assist the board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with certain legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.

We oversee the company’s financial reporting process on behalf of the board. We are responsible for monitoring this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During the 2017 transition period, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm (“Deloitte & Touche”), management’s report on internal control over financial reporting, which was included in the company’s Transition Report on Form 10-KT for the transition period ended December 31, 2017.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In September 2017, in accordance with our charter, we appointed Deloitte & Touche as the company’s independent registered public accounting firm for the 2017 transition period. We have reviewed and discussed the company’s audited financial statements for the 2017 transition period with management and Deloitte & Touche. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Deloitte & Touche provided an audit opinion to the same effect.

We have received from Deloitte & Touche the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

In addition, we have discussed with Deloitte & Touche the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the 2017 transition period, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Deloitte & Touche also met with us without management being present to discuss these matters.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Transition Report on Form 10-KT for the transition period ended December 31, 2017 for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2018, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

Dick Fagerstal, Chairman

Randee E. Day

Steven L. Newman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to our company for fiscal years 2016 and 2017 and the 2017 transition period.

	Aggregate Fees Billed
	Fiscal Year Ended March 31, 2016	Fiscal Year Ended March 31, 2017	Transition Period Ended December 31, 2017
Audit Fees(1)	$1,520,850	$1,292,004	$2,147,812
Audit-Related Fees(2)	$52,000	$52,000	$217,000
Tax Fees(3)	$148,650	$427,571	$21,900
All Other Fees	$—	$—	$—

Total	$1,721,500	$1,771,575	$2,386,712

(1)	Relates to services rendered in connection with auditing our company’s consolidated financial statements for each annual or transition period and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations and employee benefit plan audits.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All fiscal 2016, fiscal 2017, and the 2017 transition period non-audit services were pre-approved by the audit committee.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and our bylaws.

We did not receive any stockholder proposals for the 2018 annual meeting and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.

If you want us to consider including a proposal in next year’s proxy statement, including the nomination of a candidate for election to our board, you must deliver the proposal in writing to our Secretary at 6002 Rogerdale Road, Suite 600, Houston, Texas 77072 no earlier than January 1, 2019 and no later than January 31, 2019.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than January 1, 2019 and no later than January 31, 2019, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee.

Mr. Rigdon, a former Tidewater executive who retired from the company in 2002, was appointed as an independent director on the Effective Date and served as our interim president and chief executive officer between October 16, 2017 and March 5, 2018. Based on his prior service, Mr. Rigdon receives fixed retirement benefits from the company (including pension plan payments, benefits under the SERP, and life insurance benefits), with a total annual value of approximately $127,670.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during the 2017 transition period, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof, subject to applicable SEC rules. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

Houston, Texas

March 22, 2018

PLEASE VOTE BY TELEPHONE OR ONLINE, OR, IF YOU HAVE RECEIVED A PAPER

COPY OF OUR PROXY MATERIALS, BY SIGNING, DATING, AND RETURNING THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

TIDEWATER INC.

6002 ROGERDALE ROAD, SUITE 600

HOUSTON, TX 77072

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:00 a.m., Central Time, on May 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 10:00 a.m., Central Time, on May 1, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E36609-P02965	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIDEWATER INC.
The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, with regard to Proposal 3, to hold future say on pay vote every 1 YEAR and FOR Proposal 4.

1.	Election of Directors:	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
	1a. Thomas R. Bates, Jr.	☐	☐	☐	3. Say on Frequency Vote - An advisory vote on how often the company should hold the say on pay vote.	☐	☐	☐	☐
	1b. Alan J. Carr	☐	☐	☐
	1c. Steven L. Newman	☐	☐	☐			For	Against	Abstain
	1d. Randee E. Day	☐	☐	☐	4. Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending December 31, 2018.		☐	☐	☐
	1e. Dick Fagerstal	☐	☐	☐
	1f. Larry T. Rigdon 1g. John T. Rynd	☐ ☐	☐ ☐	☐ ☐

		For	Against	Abstain
2. Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).		☐	☐	☐

Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or in other representative capacity, please indicate title.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and the Annual Report/Form 10-KT are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

E36610-P02965

Proxy - TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and Yang Xu as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on May 1, 2018, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”), this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE	SEE REVERSE SIDE